As filed with the Securities and Exchange Commission on April 17, 2000.
                                                      Registration No. 333-90723
 ------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                         BENCHMARK ELECTRONICS, INC.
            (Exact name of registrant as specified in its charter)

           Texas                                       74-2211011
(State or other jurisdiction of                      (I.R.S. Employer
incorporation or organization)                     Identification No.)

                  3000 TECHNOLOGY DRIVE, ANGLETON, TEXAS 77515
                          TELEPHONE NO. (979) 849-6550
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                                     COPY TO:
             CARY T. FU                          JOHN R. BRANTLEY
      EXECUTIVE VICE PRESIDENT            BRACEWELL & PATTERSON, L.L.P.
    BENCHMARK ELECTRONICS, INC.             SOUTH TOWER PENNZOIL PLACE
       3000 TECHNOLOGY DRIVE             711 LOUISIANA STREET, SUITE 2900
       ANGLETON, TEXAS 77515                HOUSTON, TEXAS 77002-2781
           (979) 849-6550                         (713) 221-1301
        FAX: (979) 848-5269                    FAX: (713) 221-1212

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

      Approximate date of commencement of proposed sale to public: As soon as practicable after this registration statement becomes effective.

      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                   ----------------------------------------

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
 ------------------------------------------------------------------------------

PROSPECTUS

                                  $80,200,000

                          BENCHMARK ELECTRONICS, INC.
                  6% CONVERTIBLE SUBORDINATED NOTES DUE 2006

                   1,995,025 SHARES OF COMMON STOCK ISSUABLE

                         UPON CONVERSION OF THE NOTES

                                --------------

      This prospectus is part of a registration statement that has been filed with the Securities and Exchange Commission and that covers $80,200,000 aggregate principal amount of our 6% Convertible Subordinated Notes due 2006 and 1,995,025 shares of our common stock issuable on conversion of the notes. These shares may be offered and sold from time to time by certain of our shareholders, which we refer to as the selling securityholders.

      The Notes were issued and sold on August 13, 1999 to Qualified Institutional Buyers (as defined under Rule 144A under the Securities Act of 1933, as amended), to Institutional Accredited Investors (as defined under Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and outside the United States in accordance with Regulation S under the Securities Act. At an initial exercise price of $40.20, the Notes are convertible into 1,995,025 shares of common stock of the Company.

      The selling securityholders may offer the Notes and the common stock issuable upon conversion of the Notes directly to purchasers or through agents, underwriters, or broker-dealers on terms to be determined at the time of the sale. See "Selling Securityholders" and "Plan of Distribution."

      We will not receive any of the proceeds from the sale of the Notes or the common stock issuable upon conversion of the Notes. We will, however, bear the costs relating to the registration of these shares of common stock, which we estimate to be $73,000.

      Our common stock is quoted on the New York Stock Exchange under the symbol "BHE." The last reported sales price as reported in the New York Stock Exchange composite transaction reporting system on April 13, 2000 was $35 1/4 per share.

      The Notes are currently eligible for trading in The Portal Market.

      INVESTING IN OUR SECURITIES INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.

      Neither the Securities Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is April 17, 2000

      YOU SHOULD RELY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THE NOTES AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THOSE DOCUMENTS. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THOSE DATES.

                                 ------------

                               TABLE OF CONTENTS

Where You Can Find More Information..........................................i
Cautionary Statements Regarding
  Forward-Looking Statements................................................ii
About Benchmark..............................................................1
Summary......................................................................2
Risk Factors.................................................................4
Use of Proceeds.............................................................10
Ratio of Earnings to Fixed Charges..........................................11
Selling Securityholders.....................................................11
Plan of Distribution........................................................17
Description of Notes........................................................18
Description of Capital Stock................................................35
Certain United States Federal Income
   Tax Considerations.......................................................37
Legal Matters...............................................................43
Experts.....................................................................43


                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference facilities in Washington, D.C., New York, New York and Chicago, Illinois at the following addresses:

      o     450 Fifth Street, N.W., Washington, D.C. 20549;

      o     Seven World Trade Center, 13th Floor, New York, New York 10048; and

      o Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

      Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities.

      Reports, proxy statements and other information concerning Benchmark can also be inspected and copied at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

      We have elected to "incorporate by reference" certain information we file with the SEC into this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the offering of the Notes and common stock is terminated:

      o Our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

      o     Our Current Report on Form 8-K dated and filed on April 7, 2000; and

      o The description of our capital stock that is contained in our Registration Statements on Form 8-A/A filed on June 25, 1990 and December 11, 1998, as amended December 22, 1998.

      You may request a copy of these filings at no cost by writing or telephoning us at the following address:

            Corporate Secretary
            Benchmark Electronics, Inc.
            3000 Technology Drive
            Angleton, Texas 77515
            (979) 849-6550


                        CAUTIONARY STATEMENTS REGARDING
                          FORWARD-LOOKING STATEMENTS

      This prospectus and the documents incorporated by reference contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements can be identified by the use of the future tense or other forward-looking terms such as "may," "intend," "will," "expect," "anticipate," "objective," "projection," "forecast," "plan," "management believes," "estimate," "continue," "should," "strategy" or "position" or the negatives of those terms or other variations of them or by comparable terminology. We have based these statements on our current expectations about future events. Although we believe that our expectations reflected in or suggested by our forward-looking statements are reasonable, we cannot assure you that these expectations will be achieved. Our actual results may differ materially from what we currently expect. Important factors which could cause our actual results to differ materially from the forward-looking statements in this prospectus or in the documents that we incorporate by reference in this prospectus include, without limitation:

      o integration of the operations of AVEX Electronics, Inc. and Kilbride Holdings B.V. (AVEX);

      o incurrence of operating losses at AVEX after our acquisition of AVEX;

      o the resolution of the pending legal proceedings discussed in this prospectus;

      o     the loss of one or more of our major customers;

      o     changes in our customer concentration;

      o     the absence of long-term sales contracts with our customers;

      o our dependence on the growth of the enterprise computer, telecommunications, medical device, industrial control, testing and instrumentation, networking/servers and high-end video/audio/entertainment industries;

      o     risks associated with international operations;

      o     the availability and cost of customer specified components;

      o     our dependence on certain key executives;

      o     the effects of domestic and foreign environmental laws;

      o     fluctuations in our quarterly results of operation;

      o     the volatility of the price of our common stock; and

      o competition from other providers of electronics manufacturing services;

each as set forth in the "Risk Factors" section of this prospectus, elsewhere in this prospectus and in the documents that we incorporate by reference in this prospectus.

      We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

                                ABOUT BENCHMARK

      We are a leading provider of electronics manufacturing services (EMS) to original equipment manufacturers (OEMs) in the telecommunication, enterprise computer and peripherals, high-end video/audio/entertainment, industrial control, testing and instrumentation, computer and medical markets. We have 14 facilities in 8 countries. We offer OEMs a turnkey EMS solution, from initial product design to volume production and direct order fulfillment. We provide advanced engineering services including product design, printed circuit board
(PCB) layout, quick-turn prototyping and test development. We believe that we have developed strengths in the manufacturing process for large, complex, high-density assemblies as well as having the ability to manufacture high and low volume products in lower cost regions such as Latin America, Eastern Europe and Southeast Asia. As OEM's expand internationally, they are increasingly requiring their EMS partners to have strategic regional locations and global procurement abilities. We believe a global manufacturing solution increases our ability to be responsive to our customers' needs by providing accelerated time-to-market and time-to-volume production of high quality products. These enhanced capabilities should enable us to build stronger strategic relationships with our customers and to become a more integral part of their operations.

      Substantially all of our manufacturing services are provided on a turnkey basis, whereby we purchase customer-specified components from our suppliers, assemble the components on finished PCBs, perform post- production testing and provide our customer with production process and testing documentation. We offer our customers flexible, "just-in-time" delivery programs allowing product shipments to be closely coordinated with our customers' inventory requirements. In certain instances, we complete the assembly of our customers' products at our facilities by integrating printed circuit board assemblies into other elements of our customers' products. We also provide manufacturing services on a consignment basis, whereby we, utilizing components provided by the customer, provide only assembly and post-production testing services. We currently operate a total of 49 surface mount production lines at our domestic facilities in Angleton, Texas; Beaverton, Oregon; Hudson, New Hampshire; Huntsville, Alabama; Pulaski, Tennessee; and Winona, Minnesota; and 32 surface mount production lines at our international facilities in Cork and Dublin, Ireland; Campinas, Brazil; Csongrad, Hungary; Guadalajara, Mexico; Singapore; East Kilbride, Scotland; and Katrineholm, Sweden.

      Since the beginning of 1996, we have completed four acquisitions. We acquired AVEX Electronics, Inc. and Kilbride Holdings B.V. in August of 1999, Lockheed Commercial Electronics Company in February of 1998, EMD Technologies, Inc. in July of 1996, and certain assets from Stratus Computer Ireland in March of 1999. These acquisitions have broadened our service offerings, diversified our customer base with leading OEMs and expanded our geographic presence.

      Our principal executive offices are located at 3000 Technology Drive, Angleton, Texas 77515, and our telephone number is (979) 849-6550.

                                    SUMMARY

THE OFFERING

Issuer.....................   Benchmark Electronics, Inc., a Texas corporation.

Securities Offered.........   $80,200,000 aggregate principal amount of 6.00%
                              Convertible Subordinated Notes due 2006 (the
                              Notes) and 1,995,025 shares of our common stock issuable upon conversion of the Notes.

Maturity...................   August 15, 2006, unless earlier redeemed,
                              repurchased or converted.

Interest Payment Dates.....   February 15 and August 15 of each year, commencing
                              on February 15, 2000.

Conversion.................   The Notes are convertible, unless previously
                              redeemed or repurchased, at the option of the holder, at any time after 90 days following the date of original issuance thereof and prior to maturity, into shares of common stock (Common
                              Stock) at a conversion price of $40.20 per share, subject to adjustment in certain events. See
                              "Description of Notes -- Conversion." The right to convert Notes that have been called for redemption will terminate at the close of business on the business day immediately preceding the redemption day.

                              We have the option to convert the Notes into shares of Common Stock at the conversion price if, on or after August 19, 2002, the closing price of our Common Stock has equaled or exceeded 150% of the conversion price for at least 20 out of 30 consecutive days on which the New York Stock Exchange is open for the transaction of business.

Provisional Redemption by
   the Company.............   After February 15, 2001 and prior to August 19,
                              2002, the Notes may be redeemed at our option (the
                              Provisional Redemption), in whole or in part, at any time or from time to time, at a redemption price equal to 104.286% of the principal amount thereof, plus accrued and unpaid interest, to the date of redemption (the Provisional Redemption
                              Date) if the closing price of the Common Stock shall have equaled or exceeded 150% of the conversion price then in effect for at least 20 out of 30 consecutive days on which the New York
                              Stock Exchange is open for the transaction of business prior to the date of mailing the notice of Provisional Redemption (the Notice Date). Upon any Provisional Redemption, we will be obligated to make an additional payment in an amount equal to the present value of the aggregate value of the interest payments that would thereafter have been payable on the Notes from the Provisional
                              Redemption Date to, but excluding, August 19,
                              2002. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the additional period as of the day immediately preceding the date on which a notice of Provisional Redemption is mailed. See "Description of Notes - Provisional Redemption by the Company."

Optional Redemption........   On or after August 19, 2002 at any time or from
                              time to time, the Notes may be redeemed at our option, in whole or in part, in cash at the redemption prices set forth herein, plus accrued and unpaid interest to the date of redemption. See
                              "Description of Notes-- Optional Redemption."

Mandatory Redemption.......   None.

Repurchase at Holder's Option
   upon Designated Event...   Upon a Designated Event (as defined), holders of
                              the Notes will have the right, subject to certain restrictions and conditions, to require Benchmark to purchase all or any part of their Notes at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to the date of the purchase. See "Description of Notes-- Repurchase at the Option of Holders" and "Risk Factors-- Our ability to repurchase Notes if a Designated Event occurs is limited."

Ranking....................   The Notes offered hereby are general unsecured
                              obligations of Benchmark and are subordinated in right of payment to all existing and future Senior
                              Debt of Benchmark. The Notes are structurally subordinated to all existing and future indebtedness and other liabilities of subsidiaries of Benchmark. As of December 31, 1999, Benchmark had $138.6 million of debt that constituted Senior
                              Debt and our subsidiaries had $148.0 million of debt and other such liabilities. The Indenture contains no limitation on the incurrence of indebtedness and other liabilities by Benchmark or our subsidiaries. See "Description of Notes--
                              Subordination of Notes" and "Risk Factors -- The
                              Notes are subordinated to our Senior Debt and all of the obligations of our subsidiaries."

Trading....................   The Notes are currently eligible for trading in
                              The Portal Market. Our Common Stock is traded on the NYSE under the symbol "BHE."

                                 RISK FACTORS

      BEFORE YOU INVEST IN OUR NOTES OR COMMON STOCK, YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION INCLUDED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS.

THE INTEGRATION OF AVEX AND OTHER ACQUIRED OPERATIONS MAY POSE DIFFICULTIES FOR US.

      We have made three significant acquisitions in the last two years, and a total of four significant acquisitions since 1996. The acquisition of AVEX Electronics, Inc. and Kilbride Holdings, B.V. (AVEX) in August of 1999 represents our fourth significant acquisition and is much larger than any of our prior acquisitions. In addition, we may acquire the stock or assets of other companies in the future. The integration of acquired operations requires substantial management, financial and other resources and involves a number of risks and challenges, including:

      o Potential loss of key employees or customers of the acquired companies;

      o     Diversion of management's attention;

      o     Increased expenses and working capital requirements; and

      o Increased exposure to technology and other risks, including the integration of different information systems.

Our future success is dependent upon our ability to integrate the AVEX acquisition, and other acquisitions we may make in the future, with our existing operations.

      The difficulties of integrating acquired businesses may be further complicated by size and geographic distances. The AVEX acquisition represented a significant expansion in the size and scope of our operations. In 1998, the year prior to the acquisition, AVEX had sales of $841.0 million compared to our 1998 sales of $524.1 million. Prior to the AVEX acquisition, our only plant outside the United States was in Ireland, where AVEX also has operations. In addition to its Ireland operations, AVEX has foreign manufacturing plants or design centers in Brazil, Hungary, Mexico, Ireland, Singapore, Scotland and Sweden.

      During the integration process, other parts of our business could be disrupted and the financial performance of our business could be adversely affected. Our success is also dependent upon our ability to integrate any future acquisitions. Additional expansions or acquisitions would require investment of financial resources and may require debt or equity financing which could increase our level of debt or dilute our shareholders' interest in us. No assurance can be given that we will consummate any acquisitions in the future, or that any debt or equity financing required for future acquisitions will be available on terms acceptable to us.

AVEX HAS A HISTORY OF UNPROFITABLE OPERATIONS.

      During 1997 and 1998, the two full fiscal years prior to our acquisition of AVEX, AVEX incurred a net loss of $15.8 million and $84.2 million, respectively. On a pro forma basis for 1999, in part due to losses incurred at AVEX, we would have had a loss before extraordinary item of $10.1 million had we owned AVEX for all of 1999. Prior to our acquisition of AVEX, AVEX took a number of actions intended to reduce its fixed and other costs and reverse its history of unprofitable operations. As a result of the actions taken during 1998, AVEX incurred restructuring and related charges of $33.4 million for that year. Subsequent to our acquisition of AVEX on August 24, 1999, we have implemented organizational changes, initiated overhead reduction efforts and streamlined the corporate structure. We cannot assure you that these actions will be sufficient to make AVEX's operations profitable, and AVEX may continue to sustain losses.

WE ARE INVOLVED IN LEGAL PROCEEDINGS RELATED TO THE AVEX ACQUISITION AND IN A CLASS ACTION LAWSUIT.

      We have filed suit against J. M. Huber Corporation (the "Seller") in Texas for breach of contract, fraud and negligent misrepresentation, seeking damages in connection with the purchase contract related to the acquisition of AVEX. Seller has filed suit against us in New York alleging that we failed to register the shares of our common stock issued to Seller as partial consideration for the acquisition of AVEX. Seller's suit has been consolidated with our suit in Texas. Discovery has not yet commenced in this case, and we cannot predict the timing or the outcome of this suit. We cannot assure you that the outcome of these proceedings will not be adverse to us.

      The purchase contract under which we acquired AVEX required that we and the Seller agree to an adjustment to the purchase price to reflect the working capital of AVEX as of the closing date. We have been unable to agree with Seller on this amount, and the matter has been submitted to an independent accounting firm for resolution, as contemplated by the contract. Although we cannot predict the final decision of the accounting firm, we estimate that the net closing working capital adjustment will be in the range of $20 million to $40 million. We cannot predict when the accounting firm will render its decision. The amount of the final working capital adjustment could have a significant effect on the final purchase price and the allocation of the purchase price.

      On October 18, 1999, we announced that our earnings announcement for the third quarter of 1999 would be delayed and subsequently, on October 22, 1999, we announced our earnings for that quarter were below the level of the same period during 1998 and were below expectations. Several class action lawsuits were filed in federal district court in Houston against us and two of our officers and directors alleging violations of the federal securities law and seeking to recover unspecified damages. Discovery has not yet commenced in these cases, and we cannot predict the timing or the outcome of these suits. An unfavorable decision could have an adverse effect on us.

THE LOSS OF A MAJOR CUSTOMER WOULD ADVERSELY AFFECT US.

      A substantial percentage of our sales have been to a relatively small number of customers, and the loss of a major customer would adversely affect us. In 1999, our four largest customers together represented 44.5% of our sales, and our two largest customers each accounted for more than 10% of our sales.

      We expect to continue to depend on the sales from our largest customers and any material delay, cancellation or reduction of orders from these or other significant customers would have a material adverse effect on our results of operations. For example, our operating results were adversely affected in 1998 when a major customer reduced its orders significantly during a period of organizational change within that company. Similarly, AVEX's largest customer in 1998 has substantially reduced its purchases from AVEX during 1999 as a result of changed circumstances affecting this customer's products, and another large customer is currently undergoing a period of organizational change and has reduced its purchases as a result. In addition, we generate significant accounts receivable in connection with providing manufacturing services to our customers. If one or more of our customers were to become insolvent or otherwise unable to pay for the manufacturing services provided by us, our operating results and financial condition would be adversely affected.

WE ARE DEPENDENT ON THE SUCCESS OF INDUSTRIES WE SERVE.

      We are dependent on the continued growth, viability and financial stability of our customers. Our customers operate in the following industries:

      o     Telecommunication;

      o     Enterprise Computer and Peripherals;

      o     Industrial Controls;

      o     Medical;

      o     High-end Video/Audio/Entertainment;

      o     Computer; and

      o     Testing and Instrumentation.

These industries are, to a varying extent, subject to rapid technological change, vigorous competition and short product life cycles. When our customers are adversely affected by these factors, we may be similarly affected.

LONG-TERM CONTRACTS ARE UNUSUAL IN OUR BUSINESS AND CANCELLATIONS, REDUCTIONS OR DELAYS IN CUSTOMER ORDERS WOULD AFFECT OUR PROFITABILITY.

      We do not typically obtain firm long-term purchase orders or commitments from our customers. Instead, we work closely with our customers to develop forecasts for future orders, which are not binding. Customers may cancel their orders, change production quantities from forecast volumes or delay production for a number of reasons beyond our control. Cancellations, reductions or delays by a significant customer or by a group of customers would have an adverse effect on us. As many of our costs and operating expenses are relatively fixed, a reduction in customer demand can disproportionately affect our gross margins and operating income. Our customer's products have life cycles of varying duration. In the ordinary course of business, production starts, increases, declines and stops in accordance with a product's life cycle. Should we fail to replace products reaching the end of their life cycles with new programs, or if there should be a substantial time difference between the loss of a product and the receipt of revenue from replacement production, our revenues could be adversely affected.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.

      We compete against many providers of electronics manufacturing services. Certain of our competitors have substantially greater resources and more geographically diversified international operations than we do. We also face competition from the manufacturing operations of our current and future customers. To compete effectively, we must continue to provide technologically advanced manufacturing services, maintain strict quality standards, respond flexibly and rapidly to customers' design and schedule changes and deliver products globally on a reliable basis at competitive prices. Our inability to do so could have an adverse effect on us.

OUR INTERNATIONAL OPERATIONS MAY BE SUBJECT TO CERTAIN RISKS.

      We currently operate outside the United States in Brazil, Hungary, Mexico, Ireland, Singapore, Scotland and Sweden. After giving effect to the AVEX acquisition, we would have derived 22% of our pro forma combined 1998 sales and 46% of our pro forma combined sales in fiscal year 1999 from our international operations. These international operations may be subject to a number of risks, including:

      o     difficulties in staffing and managing foreign operations;

      o     political and economic instability;

      o     unexpected changes in regulatory requirements and laws;

      o longer customer payment cycles and difficulty collecting accounts receivable;

      o export duties, import controls and trade barriers (including quotas);

      o     governmental restrictions on the transfer of funds;

      o burdens of complying with a wide variety of foreign laws and labor practices;

      o fluctuations in currency exchange rates, which could affect component costs, local payroll, utility and other expenses; and

      o inability to utilize net operating losses incurred by our foreign operations to reduce our U.S. income taxes.


Prior to our acquisition of AVEX, the scope of our foreign operations did not require that we hedge our foreign exchange risks. However, certain significant transactions involving our international operations may now require us to engage in hedging transactions to attempt to mitigate our exposure to fluctuations in foreign exchange rates.

SHORTAGES OR PRICE INCREASES OF COMPONENTS SPECIFIED BY OUR CUSTOMERS WOULD DELAY SHIPMENTS AND ADVERSELY AFFECT OUR PROFITABILITY.

      Substantially all of our sales are derived from electronics manufacturing services in which we purchase components specified by our customers. In the past, supply shortages have substantially curtailed production of all assemblies using a particular component. In addition, industry-wide shortages of electronic components, particularly of memory and logic devices, have occurred. If shortages of these components occur or if components received are defective, we may be forced to delay shipments, which could have an adverse effect on our profit margins. Because of the continued increase in demand for surface mount components, we anticipate component shortages and longer lead times for certain components to occur from time to time. Also, we typically bear the risk of component price increases that occur between periodic repricings during the term of a customer contract. Accordingly, certain component price increases could adversely affect our gross profit margins.

OUR SUCCESS WILL CONTINUE TO DEPEND TO A SIGNIFICANT EXTENT ON OUR EXECUTIVES.

      We depend significantly on certain key executives, including, but not limited to, Donald E. Nigbor, Steven A. Barton and Cary T. Fu. The unexpected loss of the services of any one of these executive officers would have an adverse effect on us. We do not have employment agreements or non- competition agreements with these executive officers, and we do not maintain key-man insurance on our executive officers.

WE MUST MAINTAIN OUR TECHNOLOGICAL AND MANUFACTURING PROCESS EXPERTISE.

      The market for our manufacturing services is characterized by rapidly changing technology and continuing process development. We are continually evaluating the advantages and feasibility of new manufacturing processes. We believe that our future success will depend upon our ability to develop and provide manufacturing services which meet our customers' changing needs. This requires that we maintain technological leadership and successfully anticipate or respond to technological changes in manufacturing processes on a cost-effective and timely basis. We cannot assure you that our process development efforts will be successful.

WE ARE SUBJECT TO A VARIETY OF ENVIRONMENTAL LAWS.

      We are subject to a variety of federal, state, local and foreign environmental regulations relating to the handling, storage, discharge and disposal of hazardous chemicals used during our manufacturing process. If we fail to comply with any present and future regulations, or if AVEX or companies we acquire in the future have failed to comply with such regulations or are otherwise liable for environmental contamination, we could be subject to liabilities, fines or the suspension of production. In addition, such regulations could restrict our ability to expand our facilities or could require us to acquire costly equipment, or to incur other significant compliance expenses.

THE NOTES ARE SUBORDINATED TO OUR SENIOR DEBT AND ALL THE OBLIGATIONS OF OUR SUBSIDIARIES.

      The Notes are unsecured and subordinated in right of payment in full to all existing and future Senior Debt (as defined) of Benchmark. As a result of such subordination, in the event of bankruptcy, liquidation or reorganization of Benchmark or upon acceleration of the Notes due to an Event of Default (as defined) under the Indenture and in certain other events, the assets of Benchmark will be available to pay obligations on the Notes only after all Senior Debt has been paid in full in cash or other payment satisfactory to the holders of the Senior Debt, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. The Notes also are effectively subordinated to the liabilities, including trade payables, of any subsidiary of Benchmark. In addition, the Notes are structurally subordinated to our bank credit facility with Chase Bank of Texas, National Association, which is secured by a first priority security interest in our inventory, our accounts receivable, the capital stock of our subsidiaries, and substantially all of our other assets. The Indenture does not prohibit or limit the incurrence of Senior Debt or the incurrence of other indebtedness and other liabilities by Benchmark or any subsidiary of Benchmark. The incurrence of additional indebtedness and other liabilities by us or our subsidiaries could adversely affect our ability to pay our obligations on the Notes. As of December 31, 1999, Benchmark had $138.6 million of debt that constituted Senior Debt and our subsidiaries had $148.0 million of debt and other liabilities. In addition, we have additional borrowing capacity under our bank credit facility, which when utilized will constitute Senior Debt. See "Description of Notes--Subordination of Notes."

THE AVEX ACQUISITION AND THE SALE OF THE NOTES SIGNIFICANTLY INCREASED OUR LEVERAGE.

      As a direct result of the AVEX acquisition and the sale of the Notes used to partially finance it, we incurred $226,200,000 of indebtedness ($80,200,000 from the sale of the Notes and $146,000,000 of bank indebtedness). The Notes and the bank debt have significantly increased our leverage ratio and decreased our interest coverage ratio. Most of our indebtedness other than the Notes is senior debt incurred to complete the AVEX acquisition. Also in connection with the AVEX acquisition, we are expecting to incur a working capital adjustment which is estimated to be in the range of $20-40 million. We may incur substantial additional indebtedness in the future. The level of our indebtedness, among other things, could:

      o     make it difficult for us to make payments on the Notes;

      o make it difficult for us to obtain any necessary financing in the future for other acquisitions, working capital, capital expenditures, debt service requirements or other purposes;

      o limit our flexibility in planning for, or reacting to changes in, our business; and

      o     make us more vulnerable in the event of a downturn in our business.

There can be no assurance that we will be able to meet our debt service obligations, including our obligations under the Notes.

OUR ABILITY TO REPURCHASE NOTES IF A DESIGNATED EVENT OCCURS IS LIMITED.

      Our ability to repurchase Notes upon the occurrence of a Designated Event (defined as a change of control or a termination of trading) is subject to limitations. If a Designated Event were to occur, we may not have sufficient financial resources, or we may be unable to arrange financing, to pay the repurchase price for all Notes tendered. Our subsidiaries may be parties in the future to credit agreements and other agreements relating to indebtedness which contain restrictions on transferring funds sufficient to permit us to effect a Designated Event Payment. In addition, our bank credit facility does, and future credit agreements or other agreements relating to our indebtedness (including additional Senior Debt) may contain, prohibitions or restrictions on our ability to effect a Designated Event Payment. In the event a Designated Event occurs at a time when such prohibitions or restrictions are in effect, we could seek the consent of our lenders and lenders to our subsidiaries to enable us to purchase Notes or could attempt to refinance the borrowings that contain such prohibitions or restrictions. If we do not obtain such consents or repay such borrowings, we will be effectively prohibited from purchasing Notes. In such case, our failure to purchase tendered Notes would constitute an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under our Senior Debt. Moreover, the occurrence of a Designated Event may cause an event of default under our bank credit facility or other Designated Senior Debt (as defined). As a result, in such a case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Debt is paid in full.

PRIOR TO THE INITIAL OFFERING, THERE WAS NO TRADING MARKET FOR THE NOTES.

      Prior to the initial offering, there was no trading market for the Notes. Although the initial purchasers advised us that they intended to make a market in the Notes, they are not obligated to do so and may discontinue such market making at any time without notice. In addition, such market making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. Accordingly, there can be no assurances that any market for the Notes will develop or, if one does develop, that it will be maintained. If an active market for the Notes fails to develop or be sustained, the trading price of such Notes could be materially adversely affected. The Notes are currently eligible for trading on the Portal Market; however, we do not intend to apply for listing of the Notes on any securities exchange.

PROVISIONS IN OUR CHARTER DOCUMENTS AND STATE LAW MAY MAKE IT HARDER FOR OTHERS TO OBTAIN CONTROL OF BENCHMARK EVEN THOUGH SOME SHAREHOLDERS MIGHT CONSIDER SUCH A DEVELOPMENT TO BE FAVORABLE.

      Our shareholder rights plan, provisions of our amended and restated articles of incorporation and the Texas Business Corporation Act may delay, inhibit or prevent someone from gaining control of

Benchmark through a tender offer, business combination, proxy contest or some other method. See "Description of Capital Stock." These provisions include:

      o     A "poison pill" shareholder rights plan;

      o A statutory restriction on the ability of shareholders to take action by less than unanimous written consent; and

      o A statutory restriction on business combinations with some types of interested shareholders.

WE MAY EXPERIENCE FLUCTUATIONS IN QUARTERLY RESULTS.

      Our quarterly results may vary significantly depending on various factors, many of which are beyond our control. These factors include:

      o     The volume of customer orders relative to our capacity;

      o     Customer introduction and market acceptance of new products;

      o     Changes in demand for customer products;

      o     The timing of our expenditures in anticipation of future orders;

      o     Our effectiveness in managing manufacturing processes;

      o     Changes in cost and availability of labor and components;

      o     Changes in our product mix;

      o     Changes in economic conditions;

      o Local factors and events that may affect our production volume (such as local holidays); and

      o     Seasonality in customer product requirements.

Additionally, as is the case with many high technology companies, a significant portion of our shipments typically occurs in the last few weeks of a quarter. As a result, our sales may shift from one quarter to the next, having a significant effect on reported results.

OUR STOCK PRICE IS VOLATILE.

      Our Common Stock has experienced significant price volatility, and such volatility may continue in the future. The price of our Common Stock could fluctuate widely in response to a range of factors, including variations in our reported financial results and changing conditions in the economy in general or in our industry in particular. In addition, stock markets generally experience significant price and volume volatility from time to time which may affect the market price of our Common Stock for reasons unrelated to our performance.

                                USE OF PROCEEDS

      We will not receive any proceeds from the sale of the Notes or the Common Stock issuable upon conversion thereof by the selling securityholders.

                      RATIO OF EARNINGS TO FIXED CHARGES

                                                  YEARS ENDED DECEMBER 31,
                                             ----------------------------------
                                             1999   1998   1997   1996    1995
                                             ----   ----   ----   ----   ------
Ratio of Earnings to Fixed Charges (1)       2.74   6.03   9.03   9.16   134.75

(1) For purposes of this presentation, earnings represents income from continuing operations before income taxes, extraordinary item and fixed charges. Fixed charges consist of the amortization of debt issuance costs, interest expense and an interest component of rental expense.

                            SELLING SECURITYHOLDERS

      The Notes were issued and sold in August, 1999 to Qualified Institutional Buyers (as defined under Rule 144A under the Securities Act of 1933, as amended), to Institutional Accredited Investors (as defined under Rule 501(a)(1), (2), (3) or (7) under the Securities Act) and outside the United States in accordance with Regulation S under the Securities Act. At an initial exercise price of $40.20, the Notes are convertible into 1,995,025 shares of Common Stock of the Company. Under the terms of a Registration Agreement, we agreed to register the resale of the shares of Common Stock received by the selling securityholders upon conversion of the Notes. Except as set forth below, in the past three years, none of the selling securityholders have had a material relationship with us.

      The following table sets forth information as of April 4, 2000 with respect to the selling securityholders and the respective principal amounts of Notes beneficially owned by each selling securityholder that may be offered pursuant to this prospectus. Because the selling securityholders may offer all or some portion of the Notes or the Common Stock issuable upon conversion thereof pursuant to this prospectus, no estimate can be given as to the amount of the Notes or the Common Stock issuable upon conversion thereof that will be held by the selling securityholders upon termination of any such sales. In addition, the selling securityholders identified below may have sold, transferred, or otherwise disposed of all or a portion of their Notes since the date on which they provided the information regarding their Notes in transactions exempt from the registration requirements of the Securities Act.

                                PRINCIPAL      NUMBER OF SHARES OF COMMON STOCK
                              AMOUNT OF NOTES  --------------------------------
                            BENEFICIALLY OWNED    BENEFICIALLY       OFFERED
SELLING SECURITYHOLDERS     AND OFFERED HEREBY    OWNED (1)(2)      HEREBY (2)
-----------------------     ------------------ ----------------    ------------
AIG SoundShore Opportunity      $1,850,000           46,019           46,019
   Holding Fund Ltd.
c/o AIG Legal Department
1281 East Main Street
Stamford, CT 06902

                                PRINCIPAL      NUMBER OF SHARES OF COMMON STOCK
                              AMOUNT OF NOTES  --------------------------------
                            BENEFICIALLY OWNED    BENEFICIALLY       OFFERED
SELLING SECURITYHOLDERS     AND OFFERED HEREBY    OWNED (1)(2)      HEREBY (2)
-----------------------     ------------------ ----------------    ------------
Argent Classic Convertible      $1,750,000           43,532           43,532
   Arbitrage Fund L.P.
181 Harbor Drive
Stamford, CT 06902

Argent Classic Convertible      $1,250,000           31,094           31,094
   Arbitrage Fund (Bermuda)
   L.P.
73 Front Street
Hamilton, HM 12 P.O. Box
HM 3013
HM MX Bermuda

BNP Arbitrage SNC               $5,500,000          136,815          136,815
555 Croton Road
Fourth Floor
King of Prussia, PA 19406

Bank of America Pension Plan    $2,000,000           49,751           49,751
c/o Camden Asset
Management, LP
2049 Century Park East
Suite 330
Los Angeles, CA  90067

Boulder Capital Inc.             $500,000            12,437           12,437
c/o Boulder Management Inc.
1670 Bayview Ave, Suite 308
Toronto, Ontario, Canada
M4G 3C2

Boulder II Limited.             $1,500,000           37,313           37,313
c/o Boulder Management Inc.
1670 Bayview Ave, Suite 308
Toronto, Ontario, Canada
M4G 3C2

Deutsche Bank Securities, Inc. $12,500,000          310,945          310,945
1251 Avenue of Americas
New York, NY 10019

                                PRINCIPAL      NUMBER OF SHARES OF COMMON STOCK
                              AMOUNT OF NOTES  --------------------------------
                            BENEFICIALLY OWNED    BENEFICIALLY       OFFERED
SELLING SECURITYHOLDERS     AND OFFERED HEREBY    OWNED (1)(2)      HEREBY (2)
-----------------------     ------------------ ----------------    ------------
Highbridge International LLC    $2,000,000           49,751           49,751
P.O. Box 30554 S.M.B.
Grand Cayman, Cayman
   Islands
British West Indies

JMG Capital Partners, LP        $3,325,000           82,711           82,711
1999 Avenue of the Stars
Suite 2530
Los Angeles, CA 90067

JMG Triton Offshore Fund,       $3,325,000           82,711           82,711
   Ltd.
1999 Avenue of the Stars
Suite 2530
Los Angeles, CA 90067

Jefferies & Company              650,000             16,169           16,169
Haborside Financial Center
Suite 705 Plaza III
Jersey, City, NJ  07303

LDG Limited                      $250,000            6,218            6,218
181 Harbor Drive
1st Floor
Samford, CT 06902

Museum of Fine Arts, Boston      $17,000              422              422
c/o The Putnam Advisory
Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

New Hampshire Retirement         $99,000             2,462            2,462
   System
c/o The Putnam Advisory
Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

                                PRINCIPAL      NUMBER OF SHARES OF COMMON STOCK
                              AMOUNT OF NOTES  --------------------------------
                            BENEFICIALLY OWNED    BENEFICIALLY       OFFERED
SELLING SECURITYHOLDERS     AND OFFERED HEREBY    OWNED (1)(2)      HEREBY (2)
-----------------------     ------------------ ----------------    ------------
The Northwestern Mutual Life $11,500,000 (3)        286,069          286,069
   Insurance Company
720 East Wisconsin Avenue
Milwaukee, WI 53202

Onex Industrial Partners        $1,000,000           24,875           24,875
c/o Boulder Management Inc.
1670 Bayview Ave, Suite 308
Toronto, Ontario, Canada
M4G 3C2

Parker-Hannifin Corporation      $29,000              721              721
c/o The Putnam Advisory
Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Peoples Benefit Life Company    $1,000,000           24,875           24,875
c/o Camden Asset
Management, LP
2049 Century Park East,
Ste. 330
Los Angeles, CA 90067

Peoples Benefit Life Insurance  $1,750,000           43,532           43,532
   Company Teamsters Separate
   Acct.
c/o Camden Asset
Management, LP
2049 Century Park East,
Ste. 330
Los Angeles, CA 90067

ProMutual                        $61,000             1,517            1,517
c/o The Putnam Advisory
Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

                                PRINCIPAL      NUMBER OF SHARES OF COMMON STOCK
                              AMOUNT OF NOTES  --------------------------------
                            BENEFICIALLY OWNED    BENEFICIALLY       OFFERED
SELLING SECURITYHOLDERS     AND OFFERED HEREBY    OWNED (1)(2)      HEREBY (2)
-----------------------     ------------------ ----------------    ------------
Putnam Asset Allocation          $114,000            2,835            2,835
   Funds-Balanced Portfolio
c/o Putnam Investment
Management, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Asset Allocation          $71,000             1,766            1,766
   Funds-Conservative Portfolio
c/o Putnam Investment
Management, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Balanced Retirement       $32,000              796              796
   Fund
c/o Putnam Investment
Management, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Convertible Income-      $1,444,000           35,920           35,920
  Growth Trust
c/o Putnam Investment
Management, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Putnam Convertible               $44,000             1,094            1,094
   Opportunities and Income
   Trust
c/o Putnam Investment
Management, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

                                PRINCIPAL      NUMBER OF SHARES OF COMMON STOCK
                              AMOUNT OF NOTES  --------------------------------
                            BENEFICIALLY OWNED    BENEFICIALLY       OFFERED
SELLING SECURITYHOLDERS     AND OFFERED HEREBY    OWNED (1)(2)      HEREBY (2)
-----------------------     ------------------ ----------------    ------------
Putnam High Income               $66,000             1,641            1,641
   Convertible and Bond Fund
c/o Putnam Investment
Management, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Robertson Stephens             $12,000,000          298,507          298,507
555 California Street
Suite 2400
San Francisco, CA 94104

Salomon Smith Barney Inc. (4)   $9,127,000          227,039          227,039
390 Greenwich St.
3rd Floor--Convertibles
New York, NY 10013

TQA Master Fund, Ltd.           $2,450,000           60,945           60,945
181 Harbor Drive
1st Floor
Samford, CT 06902

TQA Master Plus Fund, Ltd.       $800,000            19,900           19,900
181 Harbor Drive
1st Floor
Samford, CT 06902

University of Rochester          $16,000              398              398
c/o The Putnam Advisory
Company, Inc.
7 Shattuck Road, C-8-A
Andover, MA 01810

Any other holder of Notes or    $2,180,000           54,228           54,228
future transferee, pledgee,
donee or successor of any
holder (5)

------------------------------

(1) Includes shares of Common Stock issuable upon conversion of the Notes and assumes that the holders of the Notes do not beneficially own any other Common Stock.

(2) Assumes a conversion price of $40.20 per share and a cash payment in lieu of any fractional share interest.

(3) Includes $500,000 in principal amount held in The Northwestern Mutual Life Insurance Company Group Annuity Separate Account.

(4)   Salomon Smith Barney was a co-underwriter for the Notes.

(5) Information about other selling securityholders will be set forth in prospectus supplements, if required.

      We prepared this table on the information supplied to us by the selling securityholders named in the table.

      Information concerning the selling securityholders may change from time to time and any such changed information will be set forth in supplements to this Prospectus if and when necessary. In addition, the per share conversion price, and therefore the number of shares of Common Stock issuable upon conversion of the Notes, is subject to adjustment under certain circumstances. Accordingly, the aggregate principal amount of Notes and the number of shares of Common Stock issuable upon conversion thereof offered hereby may increase or decrease.

                             PLAN OF DISTRIBUTION

      We are registering the Notes and the Common Stock issuable upon conversion thereof (collectively, the Transfer Restricted Securities) on behalf of the selling securityholders. We will bear all costs, expenses and fees in connection with the registration of the Transfer Restricted Securities. The selling securityholders will bear their respective brokerage commissions and similar selling expenses, if any, attributable to the sale of their Transfer Restricted Securities. All or part of the Transfer Restricted Securities may be sold from time to time by the selling securityholders:

      o     to or through underwriters, brokers or dealers;

      o     directly to one or more other purchasers;

      o     through agents on a best-efforts basis or otherwise; or

      o     through a combination of any such methods of sale.


Such Transfer Restricted Securities may be sold from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions (which may involve crosses or block transactions):

      o on any national securities exchange or quotation service on which the Transfer Restricted Securities may be listed or quoted at the time of sale;

      o     in the over-the-counter market;

      o in transactions otherwise than on such exchanges or services or in the over-the-counter market; or

      o     through the writing of options.


In connection with sales of the Transfer Restricted Securities or otherwise, the selling securityholders may enter into hedging transactions with brokers-dealers or others, which may in turn engage in short sales of the Transfer Restricted Securities in the course of hedging the positions they assume. The selling securityholders may also sell Transfer Restricted Securities short and deliver Transfer Restricted Securities to close out such short positions, or loan or pledge Transfer Restricted Securities to brokers, dealers or others that in turn may sell such securities. The selling securityholders may pledge or grant a security interest in some or all of the Transfer Restricted Securities owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell the Transfer Restricted Securities from time to time pursuant to the Prospectus. The selling securityholders also may transfer and donate shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling shareholder for purposes of the Prospectus. The selling securityholders may sell short the Common Stock and may deliver the Prospectus in connection with such short sales and use the shares covered by the Prospectus to cover such short sales.

                             DESCRIPTION OF NOTES

GENERAL

      The Notes were issued pursuant to an Indenture dated as of August 13, 1999 (the Indenture) between the Company and Harris Trust Company of New York, as trustee (the Trustee). A copy of the Indenture and the Registration Agreement is available as set forth under "- Additional Information" below. The following summary of certain provisions of the Indenture and the Registration Agreement does not purport to be complete and is qualified in its entirety by reference to the Indenture and the Registration Agreement, including the definitions in the Indenture of certain terms used in the following summary. The definitions of certain terms used in the following summary are set forth below under "- Certain Definitions." For purposes of this section of the prospectus, references to the Company are solely to Benchmark Electronics, Inc., a Texas corporation, and not to any of its subsidiaries.

      The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all existing and future Senior Debt of the Company to the extent set forth in the Indenture. The Indenture does not limit the amount of other Indebtedness or securities that may be issued by the Company or any of its subsidiaries. The Company currently conducts its operations directly and through its subsidiaries. Accordingly, the Company may in the future be dependent upon the cash flow of its subsidiaries to meet some or all of its obligations, including its obligations under the Notes. As a result, the Notes will be effectively subordinated to all existing and future indebtedness and other liabilities and commitments of such subsidiaries. See "Risk Factors - The Notes are subordinated to our Senior Debt and all the obligations of our subsidiaries."

      The Notes are currently eligible for trading in The Portal Market.

PRINCIPAL, MATURITY AND INTEREST

      The aggregate principal amount of the Notes is $80,200,000, they bear interest at the rate of 6.00% per annum, and they will mature on August 15, 2006.

      Interest on the Notes is payable semiannually on February 15 and August 15 of each year (each an Interest Payment Date), commencing on February 15, 2000, to holders of record at the close of business on February 1 or August 1 (each a Regular Record Date) immediately preceding such Interest Payment Date. Interest will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from August 13, 1999.

      If the Company does not comply with certain deadlines set forth in the Registration Agreement with respect to the registration of the Notes or the Common Stock issuable upon conversion thereof for resale under a shelf registration statement, holders of the Notes and/or the Common Stock issued upon conversion thereof will be entitled to Liquidated Damages (as defined below). See "- Registration Rights" below.

      Principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes represented by the Global Note registered in the name of and held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the Global Note. Payment of premium, if any, interest and Liquidated Damages, if any, on Definitive Notes will be payable at the office or agency of the Company maintained for such purpose within The City of New York or, subject to applicable laws and regulations, at the office of any Paying Agent, or, at option of the Company, payment of interest may be made by check mailed to the holders of the Definitive Notes at their respective addresses set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in The City of New York will be the office of the Trustee maintained for such purpose. The Notes will be issued in registered form, without coupons, and in denominations of $1,000 and integral multiples thereof.

      If a payment date is not a Business Day at the place of payment, payment may be made at that place on the next succeeding Business Day, and no interest shall accrue for the intervening period.

      The Company appointed the Trustee at its corporate trust office in The City of New York as the Paying Agent and Conversion Agent. The Company at any time may terminate the appointment of the Paying Agent or Conversion Agent and appoint additional or other Paying Agents and Conversion Agents, provided that until the Notes have been delivered to the Trustee for cancellation, or moneys sufficient to pay the principal of, premium, if any, interest and Liquidated Damages, if any, on the Notes have been made available for payment and either paid or returned to the Company as provided in the Indenture, it will maintain an office or agency in The City of New York for payments with respect to the Notes and for the surrender of Notes for conversion. Notice of any such termination or appointment and of any change in the office through which the Paying Agent or Conversion Agent will act will be given in accordance with "-Notices" below.

PROVISIONAL REDEMPTION BY THE COMPANY

      After February 15, 2001 and prior to August 19, 2002, the Notes may be redeemed at the option of the Company, in whole or in part (in any integral multiple of $1,000), at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice by mail, at a redemption price equal to 104.286% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the Provisional Redemption Date (subject to the right of holders of record on the relevant record date to receive any such amounts due on the relevant payment date) if the closing price of the Common Stock shall have equaled or exceeded 150% of the Conversion Price then in effect for at least 20 out of 30 consecutive days on which the New York Stock Exchange is open for the transaction of business prior to the Notice Date.

      Upon any Provisional Redemption, the Company will be obligated to make an additional payment in an amount equal to the present value of the aggregate value of the interest payments that would thereafter have been payable on the Notes from the Provisional Redemption Date to but excluding August 19, 2002. The present value will be calculated using the bond equivalent yield on U.S. Treasury notes or bills having a term nearest in length to that of the additional period as of the day immediately preceding the date on which a notice of provisional redemption is mailed.

OPTIONAL REDEMPTION

      On and after August 19, 2002, the Notes may be redeemed at the option of the Company, in whole or in part (in any integral multiple of $1,000) at any time or from time to time, at the following redemption prices (expressed as percentages of the principal amount), in each case plus accrued and unpaid interest and Liquidating Damages, if any, to the redemption date, subject to the right of holders of record on the relevant record date to receive any such amounts due on a relevant payment date. If redeemed during the 12-month period beginning August 15 of the years indicated (August 19, in the case of 2002) such redemption price shall be as indicated:

                    REDEMPTION                         REDEMPTION
      YEAR             PRICE             YEAR            PRICE
      ----          -----------          ----          ---------
      2002           103.429%            2004           101.714%
      2003           102.571%            2005           100.857%

SELECTION AND NOTICE

      If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate, provided that no Notes of $1,000 in principal amount or less shall be redeemed in part. Notice of redemption shall be mailed at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. If any Definitive Note is to be redeemed in part only, a new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Note. On and after the redemption date, interest and Liquidated Damages, if any, will cease to accrue on Notes or portions thereof called for redemption unless the Company defaults in the payment of the redemption price for such Notes on the applicable redemption date.

MANDATORY REDEMPTION

      The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS UPON DESIGNATED EVENT

      Upon the occurrence of a Designated Event, each holder of Notes will have the right to require the Company to repurchase all or any part (in an integral multiple of $1,000) of such holder's Notes pursuant to the offer described below (the Designated Event Offer) at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the Designated Event Payment Date (the Designated Event Payment), subject to the right of holders of record on the relevant record date to receive any such amounts due on the relevant payment date. Within 30 days following any Designated Event, the Company shall mail a notice to each holder stating: (i) that the Designated Event Offer is being made pursuant to the covenant described in this paragraph and that all Notes tendered will be accepted for payment; (ii) the purchase price and the purchase date, which shall be no earlier than 30 days nor later than 40 days from the date such notice is mailed (the Designated

Event Payment Date); (iii) that any Notes not tendered will continue to accrue interest and Liquidated Damages, if applicable; (iv) that, unless the Company defaults in the payment of the Designated Event Payment, all Notes accepted for payment pursuant to the Designated Event Offer will cease to accrue interest and Liquidated Damages, if applicable, after the Designated Event Payment Date; and
(v) the procedures that the holders of Notes must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that holders of Notes must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

      The Company will comply with the requirements of Rules 13e-4 and 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes in connection with a Designated Event.

      On the Designated Event Payment Date, the Company will, to the extent lawful, (i) accept for payment Notes or portions thereof duly tendered pursuant to the Designated Event Offer, (ii) deposit with the Trustee or a Paying Agent in immediately available funds an amount equal to the Designated Event Payment in respect of all Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate identifying the Notes or portions thereof tendered to the Company. The Paying Agent shall promptly mail or deliver to each holder of Notes so accepted payment in an amount equal to the purchase price for such Notes, and the Trustee shall promptly authenticate and mail or deliver to each holder a new certificate representing a Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new certificate representing a Note shall be in a principal amount of $1,000 or an integral multiple thereof. The Company will publicly announce the results of the Designated Event Offer on or as soon as practicable after the Designated Event Payment Date.

      Except as described above with respect to a Designated Event, the Indenture does not contain any other provisions that permit the holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar restructuring.

      The Designated Event purchase feature of the Notes may in certain circumstances make more difficult or discourage a takeover of the Company, and, thus, the removal of incumbent management. The Designated Event purchase feature, however, is not the result of management's knowledge of any specific effort to accumulate the Company's Capital Stock or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the Designated Event purchase feature is a result of negotiations between the Company and the Initial Purchasers. Management has no current intention to engage in a transaction involving a Designated Event, although it is possible that the Company could decide to do so in the future. Subject to the limitations on mergers, consolidations and sales of assets described herein, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Designated Event under the Indenture, but that could increase the amount of indebtedness (including Senior Debt) outstanding at such time or otherwise affect the Company's capital structure or credit ratings. The payment of the Designated Event Payment is subordinated to the prior payment of Senior Debt as described under "- Subordination of Notes" below.

      The Company's ability to repurchase Notes upon the occurrence of a Designated Event is subject to limitations. If a Designated Event were to occur, there can be no assurance that the Company would have sufficient financial resources, or would be able to arrange financing, to pay the repurchase price for all Notes tendered by holders thereof. Subsidiaries of the Company, if any, may be parties in the future to credit agreements and other agreements relating to indebtedness which contain restrictions on transferring funds sufficient to permit the Company to effect a Designated Event Payment. In addition, future credit agreements or other agreements relating to indebtedness of the Company (including additional Senior Debt) may contain prohibitions or restrictions on the Company's ability to effect a Designated Event Payment. In the event a Designated Event occurs at a time when such prohibitions or restrictions are in effect, the Company could seek the consent of its lenders and lenders to its subsidiaries to enable the Company to purchase Notes or could attempt to refinance the borrowings that contain such prohibitions or restrictions. If the Company does not obtain such consents or repay such borrowings, the Company will be effectively prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture whether or not such repurchase is permitted by the subordination provisions of the Indenture. Any such default may, in turn, cause a default under Senior Debt of the Company. Moreover, the occurrence of a Change in Control may cause an event of default under the Facility or other Designated Senior Debt of the Company. As a result, in such a case, any repurchase of the Notes would, absent a waiver, be prohibited under the subordination provisions of the Indenture until the Senior Debt is paid in full. See "- Subordination of Notes" below and "Risk Factors - The Notes are subordinated to our Senior Debt and all the obligations of our subsidiaries."

      A "Designated Event" will be deemed to have occurred upon a Change of Control or a Termination of Trading.

      A "Change of Control" will be deemed to have occurred when: (i) any "person" or "group" (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act) of shares representing more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in elections of directors of the Company (the Voting Stock); (ii) the Company consolidates with or merges into any other corporation, or any other corporation merges into the Company, and, in the case of any such transaction, the outstanding Common Stock of the Company is reclassified into or exchanged for any other property or security, unless the stockholders of the Company immediately before such transaction own, directly or indirectly immediately following such transaction, at least a majority of the combined voting power of the then outstanding voting securities entitled to vote generally in elections of directors of the corporation resulting from such transaction in substantially the same respective proportions as their ownership of the Voting Stock immediately before such transaction; (iii) the Company or the Company and its Subsidiaries, taken as a whole, sells, assigns, conveys, transfers or leases all or substantially all of the assets of the Company or of the Company and its Subsidiaries, taken as a whole, as applicable (other than to one or more wholly-owned Subsidiaries of the Company); or (iv) any time the Continuing Directors do not constitute a majority of the board of directors of the Company (of, if applicable, a successor corporation to the Company).

      The definition of Change of Control includes a phrase relating to the sale, assignment conveyance, transfer or lease of "all or substantially all" of the assets of the Company. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, assignment, conveyance, transfer or lease of less than all of the assets of the Company or the Company and its Subsidiaries, taken as a whole, may be uncertain.

      "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of the Company who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

      A "Termination of Trading" will be deemed to have occurred if the Common Stock (or other common stock into which the Notes are then convertible) is neither listed for trading on the New York Stock Exchange or another United States national securities exchange nor approved for trading on the Nasdaq National Market or other established automated over-the-counter trading market in the United States.

REGISTRATION RIGHTS

      Pursuant to a registration agreement (the Registration Agreement), the Company agreed for the benefit of the holders of the Notes and Common Stock issued upon conversion thereof that (i) it will, at its cost, within 90 days after the first date on which any Notes are issued (the Closing Date or the Issuance Date), file a shelf registration statement (the Shelf Registration Statement) with the Commission with respect to resales of the Notes and the Common Stock issuable upon conversion thereof, (ii) the Company will use its best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act within 150 days after the Closing Date and (iii) the Company will keep the Shelf Registration Statement continuously effective under the Securities Act until the earliest of (a) the second anniversary of the Closing Date, (b) the date on which the Notes or the Common Stock issuable upon conversion thereof may be sold by non-affiliates of the Company pursuant to paragraph (k) of Rule 144 (or any successor provision) promulgated by the Commission under the Securities Act and (c) the date as of which all the Notes or the Common Stock issuable upon conversion thereof have been sold pursuant to the Shelf Registration Statement.

      If the Shelf Registration Statement (i) is not filed with the Commission on or prior to 90 days, or has not been declared effective by the Commission within 150 days, after the Closing Date, or (ii) is filed and declared effective but shall thereafter cease to be effective (without being succeeded immediately by a replacement shelf registration statement filed and declared effective) or usable for the offer and sale of Transfer Restricted Securities (as defined below) for a period of time (including any Suspension Period as defined below) which shall exceed 60 days in the aggregate in any 12-month period during the period beginning on the Closing Date and ending on or prior to the second anniversary of the Closing Date (each such event referred to in clauses (i) and (ii) being referred to herein as a Registration Default), the Company will pay liquidated damages (Liquidated Damages) to each Holder of Transfer Restricted Securities which has complied with its obligations under the Registration Agreement. The amount of Liquidated Damages payable during any period in which a Registration Default shall have occurred and be continuing is that amount which is equal to one-quarter of one percent (25 basis points) per annum per $1,000 principal amount of Notes or $2.50 per annum per 24.875622 shares of Common Stock (subject to adjustment in the event of a stock split, stock recombination, stock dividend and the like) constituting Transfer Restricted Securities for the first 90 days during which a Registration Default has occurred and is continuing and 50 basis points per annum per $1,000 principal amount of Notes or $5.00 per annum per 24.875622 shares of Common Stock (subject to adjustment as set forth above) constituting Transfer Restricted Securities for any additional days during which such Registration Default has occurred and is continuing. The Company has agreed to pay all accrued Liquidated Damages by wire transfer of immediately available funds or by federal funds check on each Damages Payment Date (as defined in the Registration Agreement). Following the cure of a Registration Default, Liquidated Damages will cease to accrue with respect to such Registration Default. Although the Shelf Registration Statement was filed within the 90 day period required by the Indenture, it was not declared effective within the 150 day period required by the Indenture. Consequently, the Company has incurred Liquidated Damages for the period from January 10, 2000 through April 17, 2000.

      "Transfer Restricted Securities" means each Note and any share of Common Stock issued on conversion thereof until the date on which such Note or share, as the case may be, (i) has been transferred pursuant to the Shelf Registration Statement or another registration statement covering such Note or share which has been filed with the Commission pursuant to the Securities Act, in either case after such registration statement has become effective under the Securities Act, (ii) has been transferred pursuant to Rule 144 under the Securities Act (or any similar provision then in force), or (iii) may be sold or transferred pursuant to paragraph (k) of Rule 144 under the Securities Act (or any successor provision promulgated by the Commission).

      The Company will provide or cause to be provided to each holder of the Notes, or the Common Stock issuable upon conversion of the Notes, copies of the prospectus, which will be a part of the Shelf Registration Statement, notify or cause to be notified to each such holder when the Shelf Registration Statement for the Notes or the Common Stock issuable upon conversion of the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes or the Common Stock issuable upon conversions of the Notes. A holder of Notes or the Common Stock issuable upon conversion of the Notes that sells such securities pursuant to a Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Agreement that are applicable to such holder (including certain indemnification and contribution rights or obligations). The Company distributed a questionnaire to each beneficial holder of Notes known to the Company as of a specified date to obtain certain information regarding such selling security holders for inclusion in the prospectus.

      The Company will be permitted to suspend the use of the prospectus which is a part of the Shelf Registration Statement for a period not to exceed 30 days in any three-month period or for three periods not to exceed an aggregate of 90 days in any twelve-month period (any such period being referred to as a Suspension Period) under certain circumstances relating to pending corporate developments, public filings with the Commission and similar events. The Company will pay all expenses of the Shelf Registration Statement; provided however, that each holder shall bear the expense of any broker's commission, agency fee or underwriter's discount or commission.

CONVERSION

      The holder of any Note will have the right, exercisable at any time after 90 days following the Issuance Date and prior to the close of business on the Business Day immediately preceding the maturity date of the Notes, to convert the principal amount thereof (or any portion thereof that is an integral multiple of $1,000) into shares of Common Stock at the conversion price set forth on the cover page of this Prospectus, subject to adjustment as described below (the Conversion Price), except that if a Note is called for redemption, the conversion right will terminate at the close of business on the Business Day immediately preceding the redemption date. Except as described below, no payment or adjustment will be made on conversion of any Notes for accrued and unpaid interest or Liquidated Damages, if any, accrued thereon or for dividends or distributions on, or Liquidated Damages, if any, attributable to, any Common Stock issued upon conversion of Notes. If Notes not called for redemption or not required to be repurchased are converted after a Regular Record Date for the payment of interest and prior to the next succeeding Interest Payment Date, such Notes must be accompanied by funds equal to the interest and Liquidated Damages, if any, payable on such succeeding Interest Payment date on the principal amount so converted. No fractional shares will be issued upon conversion, but a cash adjustment will be made for any fractional interest.

      Beneficial owners of interest in a Note may exercise their right of conversion by delivering to DTC the appropriate instruction form for conversion pursuant to DTC's conversion program and, in the case of conversions through Euroclear or Cedel Bank, in accordance with Euroclear's or Cedel Bank's normal operating procedures when application has been made to make the underlying Common Stock eligible for trading on Cedel Bank or Euroclear. To convert a Note held in certificated form into shares of Common Stock, a holder must (i) complete and manually sign the conversion notice on the back of the Note (or complete and manually sign a facsimile thereof) and deliver such notice to the Trustee in New York, New York, (ii) surrender the Note to the Trustee in New York, New York, as the case may be,
(iii) if required, furnish appropriate endorsements and transfer documents, (iv) if required, pay all transfer or similar taxes, and (v) if required, pay funds equal to interest and Liquidated Damages, if any, payable on the next Interest Payment Date. Pursuant to the Indenture, the date on which all of the foregoing requirements have been satisfied is the date of surrender for conversion. Such notice of conversion can be obtained from the Trustee at its corporate trust office or the office of the Conversion Agent. As promptly as practicable on or after the conversion date, the Company will issue and deliver to the Trustee a certificate or certificates for the number of full shares of Common Stock issuable upon conversion, together with payment in lieu of any fraction of a share in an amount determined as set forth below. Such certificate or certificates will be sent by the Trustee to the Conversion Agent for delivery to the holder. Such Common Stock issuable upon conversion of the Notes will be fully paid and nonassessable. Any Note surrendered for conversion during the period from the close of business on any Regular Record Date to the opening of business on the next succeeding Interest Payment Date (except Notes called for redemption on a redemption date or to be repurchased on a Designated Event Payment Date or Special Redemption Date during such period) must be accompanied by payment of an amount equal to the interest and Liquidated Damages, if any, payable on such Interest Payment Date on the principal amount of Notes being surrendered for conversion. In the case of any Note which has been converted after any Regular Record Date, but on or before the next Interest Payment Date, interest and Liquidated Damages, if any, on such Note shall be payable on such Interest Payment Date notwithstanding such conversion. Such interest and Liquidated Damages, if any, shall be paid to the holder of such Note on such Regular Record Date. As a result, a holder that surrenders Notes for conversion on a date that is not an Interest Payment Date will not receive any interest or Liquidated Damages, if applicable, for the period from the Interest Payment Date next preceding the date of conversion to the date of conversion, or any interest or Liquidated Damages, if applicable, on Notes called for redemption which are surrendered for conversion after a notice of redemption (except for the payment of interest and Liquidated Damages, if any, on Notes called for redemption on a redemption date or to be repurchased on a Designated Event Payment Date or Special Redemption Date between a Regular Record Date and the Interest Payment Date to which it relates.) No other payment or adjustment for interest or Liquidated Damages, or for any dividends in respect of Common Stock, will be made upon conversion. Holders of Common Stock issued upon conversion will not be entitled to receive any dividends payable to holders of Common Stock as of any record time before the close of business on the conversion date.

      The Company will have the option to convert all of the Notes into shares of Common Stock at the Conversion Price if, on or after August 19, 2002, the closing price of the Company's Common Stock has equaled or exceeded 150% of the Conversion Price for at least 20 out of 30 consecutive days on which the New York Stock Exchange is open for the transaction of business.

      The Conversion Price is subject to adjustment upon the occurrence of certain events, including: (i) the issuance of shares of Common Stock as a dividend or distribution on the Common Stock or any event treated as such for U.S. Federal income tax purposes; (ii) the subdivision, combination or reclassification of Common Stock; (iii) the issuance to all holders of Common Stock of rights or warrants to subscribe for or purchase Common Stock (or securities convertible into Common Stock) at a price per share less than the then Current Market Price per share (determined as set forth below); (iv) the distribution of shares of Capital Stock of the Company (other than Common Stock), evidences of indebtedness or other assets (excluding dividends in cash, except as described in clause (v) below) to all holders of Common Stock; (v) the distribution, by dividend or otherwise, of cash to all holders of Common Stock in an aggregate amount that, together with the aggregate of (A) any other distributions of cash that did not trigger a Conversion Price adjustment to all holders of Common Stock within the 12 months preceding the date fixed for determining the stockholders entitled to such distribution and (B) all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 12 1/2% of the product of the Current Market Price per share (determined as set forth below) on the date fixed for the determination of stockholders entitled to receive such distribution times the number of shares of Common Stock outstanding on such date: (vi) payment of an Excess Payment in respect of a tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock, if the aggregate amount of such Excess Payment, together with the aggregate amount of (A) cash distributions made within the preceding 12 months not triggering a Conversion Price adjustment and (B) all Excess Payments in respect of each tender offer or other negotiated transaction by the Company or any of its Subsidiaries for Common Stock concluded within the preceding 12 months not triggering a Conversion Price adjustment, exceeds 12 1/2% of the product of the Current Market Price per share (determined as set forth below) on the expiration of such tender offer or the date of payment of such negotiated transaction consideration times the number of shares of Common Stock outstanding on such date; and (vii) the distribution to all holders of Common Stock of rights or warrants to subscribe for securities (other than those securities referred to in clause (iii) above). In the event of a distribution to all or substantially all holders of Common Stock of rights to subscribe for additional shares of the Company's Capital Stock (other than those securities referred to in clause (iii) above), the Company may, instead of making any adjustment in the Conversion Price, make proper provision so that each holder of a Note who converts such Note after the record date for such distribution and prior to the expiration or redemption of such rights shall be entitled to receive upon such conversion, in addition to shares of Common Stock, an appropriate number of such rights. No adjustment of the Conversion Price will be made until cumulative adjustments amount to one percent or more of the Conversion Price as last adjusted.

      If the Company reclassifies or changes its outstanding Common Stock or consolidates with or merges into any person, continues in a new jurisdiction or transfers or leases all or substantially all its assets, or is a party to a merger that reclassifies or changes its outstanding Common Stock, the Notes will become convertible into the kind and amount of securities, cash or other assets which the holders of the Notes would have owned immediately after any such transaction if the holders had converted the Notes immediately before the effective date of such transaction.

      The Indenture also provides that if rights, warrants or options expire unexercised, the Conversion Price shall be readjusted to take into account the actual number of such warrants, rights or options which were exercised.

      In the Indenture, the "Current Market Price" per share of Common Stock on any date shall be deemed to be the average of the Daily Market Prices for the shorter of (i) 30 consecutive Business Days ending on the last full trading day on the exchange or market referred to in determining such Daily Market Prices prior to the time of determination (as defined in the Indenture) or (ii) the period commencing on the date next succeeding the first public announcement of the issuance of such rights or warrants or such other distribution or such negotiated transaction through such last full trading day prior to the time of determination.

      "Excess Payment" means the excess of (A) the aggregate of the cash and fair market value of other consideration paid by the Company or any of its Subsidiaries with respect to the shares acquired in the tender offer or other negotiated transaction over (B) the Daily Market Price on the trading day immediately following the completion of the tender offer or other negotiated transaction multiplied by the number of acquired shares.

SUBORDINATION OF NOTES

      The Notes will be general unsecured obligations of the Company, will be subordinated in right of payment to all existing and future Senior Debt of the Company and will rank PARI PASSU in right of payment with all other existing and future debt and other liabilities of the Company that are not subordinated by their express terms to the Notes. In addition, the Notes will be effectively subordinated to all debt and other liabilities of the Company's subsidiaries, including AVEX and its subsidiaries. As of December 31, 1999, the Company had $138.6 million of debt that would have constituted Senior Debt and an additional $41.9 million of additional borrowing capacity under the Revolving Credit Facility. As of the same date, the Company's subsidiaries had $148.0 million of debt and other balance sheet liabilities outstanding. The Indenture does not restrict the amount of Senior Debt or other indebtedness that may be incurred by the Company or any subsidiary of the Company. In addition, the Notes will be structurally subordinated to the Facility, which will be secured by a first prior security interest in the Company's inventory, its accounts receivable, 100% of the capital stock of its domestic subsidiaries and 65% of its foreign subsidiaries and substantially all of the Company's other assets. See "Risk Factors - The Notes are subordinated to our Senior Debt and all the obligations of our subsidiaries."

      The payment of the principal of, interest (including Liquidated Damages, if any) on or any other amounts due on the Notes will be subordinated in right of payment to the prior payment in full of all Senior Debt of the Company. No payment on account of principal of, redemption of, interest (including Liquidated Damages, if any) on or any other amounts due on the Notes, including, without limitation, any payments on the Designated Event Offer, and no redemption, purchased or other acquisition of the Notes may be made unless (i) full payment of amounts then due on all Senior Debt has been made or duly provided for pursuant to the terms of the instrument governing such Senior Debt, and (ii) at the time for, or immediately after giving effect to, any such payment, redemption, purchase or other acquisition, there shall not exist under any Senior Debt or any agreement pursuant to which any Senior Debt has been issued any default which shall not have been cured or waived and which shall have resulted in the full amount of such Senior Debt being declared due and payable. In addition, the Indenture will provide that if any of the holders of any issue of Designated Senior Debt notify (the Payment Blockage Notice) the Company and the Trustee that a default has occurred giving the holders of such Designated Senior Debt the right to accelerate the maturity thereof, no payment on account of principal, redemption, interest, Liquidated Damages, if any, or any other amounts due on the Notes and no purchase, redemption or other acquisition of the Notes will be made for the period (the Payment Blockage Period) commencing on the date the Payment Blockage Notice is received and ending on the earlier of (A) the date on which such event of default shall have been cured or waived or (B) 180 days from the date the Payment Blockage Notice is received. Notwithstanding the foregoing (but subject to the provisions contained in the first and second sentences of this paragraph), unless the holders of such Designated Senior Debt or the Representative of such holder shall have accelerated the maturity of such Designated Senior Debt, the Company may resume payments on the Notes after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice may be given in any consecutive 365-day period, irrespective of the number of defaults with respect to Senior Debt during such period.

      Upon any distribution of its assets in connection with any dissolution, winding-up, liquidation or reorganization of the Company, all Senior Debt must be paid in full before the holders of the Notes are entitled to any payments whatsoever (other than payments of Junior Securities).

      If payment of the Notes is accelerated because of an Event of Default, the Company shall give prompt written notice to the holders of Senior Debt or to the trustee(s) for such Senior Debt of the acceleration. The Company may not pay the Notes until five business days after such holders or trustee(s) of Senior Debt receive notice of such acceleration and, thereafter, may pay the Notes only if the subordination provisions of the Indenture otherwise permit payment at that time. As a result of these subordination provisions, in the event of the Company's insolvency, holders of the Notes may recover ratably less than general creditors of the Company.

MERGER, CONSOLIDATION OR SALE OF ASSETS

      The Indenture provides that the Company may not consolidate or merge with or into any Person (whether or not the Company is the surviving corporation), continue in a new jurisdiction, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets unless
(i)(a) the Company is the surviving or continuing corporation or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person which acquires by sale, assignment, transfer, lease, conveyance or other disposition the properties and assets of the Company is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made assumes all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; (iii) the Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the holders of Notes will not recognize gain or loss for U.S. Federal income tax purposes as a result of the transaction and will be subject to U.S. Federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such transaction had not occurred; (iv) such sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the Company's properties or assets shall be an entirety or virtually as an entirety to one Person and such Person shall have assumed all the obligations of the Company, pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee, under the Notes and the Indenture; (v) immediately after such transaction, no Default or Event of Default exists; and (vi) the Company or such Person shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each stating that such transaction and the supplemental indenture comply with the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

REPORTS

      Whether or not required by the rules and regulations of the Commission, so long as any Notes are outstanding, the Company will file with the Commission and furnish to the Trustee and the holders of Notes all quarterly and annual financial information (without exhibits) required to be contained in a filing with the Commission on Forms 10-Q and 10-K, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual consolidated financial statements only, a report thereon by the Company's independent auditors. The Company shall not be required to file any report or other information with the Commission if the Commission does not permit such filing.

EVENTS OF DEFAULT AND REMEDIES

      The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on or Liquidated Damages with respect to the Notes; (ii) default in payment when due of principal on the Notes; (iii) failure by the Company to comply with the provisions described under " - Repurchase at the Option of Holders Upon Designated Event;" (iv) failure by the Company for 60 days after the receipt of written notice to comply with other covenants and agreements contained in the Indenture or the Notes; (v) default under any credit agreement, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries), whether such Indebtedness or guarantee now exists or is created after the date on which the Notes are first authenticated and issued, which default (a) is caused by a failure to pay when due principal of or interest on such Indebtedness within the grace period provided in such Indebtedness (which failure continues beyond any applicable grace period) (a Payment Default) or (b) results in the acceleration of such Indebtedness prior to its express maturity (without such acceleration being rescinded or annulled) and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $15 million or more; (vi) failure by the Company or any Subsidiary of the Company to pay final non-appealable judgments (other than any judgment as to which a reputable insurance company has accepted full liability) aggregating in excess of $15 million, which judgments are not stayed, bonded or discharged within 60 days after their entry; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Material Subsidiaries.

      If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, interest or Liquidated Damages, if applicable, including a Designated Event Payment or Special Redemption Payment) if it determines that withholding notice is in their interest.

      By notice to the Trustee, the holders of a majority in aggregate principal amount of the Notes then outstanding may, on behalf of the holders of all of the Notes, waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of the Designated Event Payment, Special Redemption Payment or interest (including Liquidated Damages, if applicable) on, or the principal of or premium on, the Notes.

      The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

GLOBAL NOTE; BOOK-ENTRY SYSTEM

      The Notes are evidenced by one or more global notes in definitive, fully registered form without interest coupons, and were deposited with the Trustee as custodian for DTC and registered in the name of Cede & Co. ("Cede"), as nominee of DTC. Except as set forth below, record ownership of the global note may be transferred, in whole or in part, only to another nominee of DTC or to a successor of DTC or its nominee.

      Holders who are participants in DTC may hold interests in the global note directly through DTC or indirectly through organizations that are participants. Holders who are not participants in DTC may beneficially own interests in the global note held by DTC only through participants in DTC or various banks, brokers, dealers, trust companies and other parties that clear through or maintain a custodial relationship with a participant. Transfers between participants will be effected in the ordinary way in accordance with DTC's rules and will be settled in same-day funds. The laws of some states require that certain persons take physical delivery of securities in definitive form. Consequently, the ability to transfer beneficial interests in the global note to such persons may be limited.

      The Company will pay interest on and principal of and the redemption or repurchase price of the global note, as well as any payment of Liquidated Damages, as described below, to Cede, the nominee for DTC, as the registered owner of the global note, by wire transfer of immediately available funds on each relevant payment date. Neither we nor the Trustee has any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the global note, including for any delay by DTC or any participant or indirect participant in identifying the beneficial ownership interests, and the Company and the Trustee may conclusively rely on, and shall be protected in relying on, instructions from DTC as the registered holder of the global note for all purposes.

      DTC has informed us that its practice is to credit participants' accounts on the payment date with payments in amounts proportionate to their respective beneficial interests in the global note, unless DTC has reason to believe that it will not receive payment. Only the participants are responsible for payments to owners of beneficial interests held through them.

      Redemption notices shall be sent to Cede. If less than all the Notes are being redeemed, DTC's practice is to determine by lot the amount of the holdings of each participant in such issue to be redeemed.

      Neither DTC nor Cede will consent or vote with respect to the Notes. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede's consenting or voting rights to those participants to whose accounts the Notes are credited on the record date identified in a listing attached to the omnibus proxy.

      Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants, a person or entity having a beneficial interest in the global note may be unable to pledge its interest to persons or entities that do not participate in the DTC book-entry system, and other actions related to their interest may be affected, due to the lack of a physical certificate evidencing their interest.

      DTC has advised us that it will take any action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose accounts with DTC interests in the global note are credited. DTC will only take action in respect of the portion of the principal amount of the Notes represented by the global note as to which the participant or participants has or have given direction.

      DTC has advised us that it is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, as amended, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations. Various participants or their representatives, together with other entities, own DTC. Indirect access to the DTC system is available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

      Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global note among participants, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time.

      The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information. Neither we, the Trustee nor any of our or their respective agents are responsible for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations, including maintaining, supervising or reviewing the records relating to, or payments made on account of, beneficial ownership interests in the global note.

      So long as DTC, or its nominee, is the registered owner of the global note, DTC or its nominee, as the case may be, will be considered the sole legal owner or holder of the Notes represented by the global note. Except as set forth below, owners of beneficial interests in a global note will not be entitled to have Notes represented by the global note registered in their names, will not receive or be entitled to receive physical delivery of Notes in definitive form and will not be considered the legal owners or holder of the Notes under the Indenture. Accordingly, each person owning a beneficial interest in the global note must rely on the procedures of DTC and, if such person is not a participant, those of the participant through which that person owns its interests, in order to exercise any rights of a holder under the Indenture or the holder's Note.

      A global note is exchangeable for definitive Notes in registered certificated form if:

      o DTC notifies the Company that it is unwilling or unable to continue as depositary for the Company's global note or has ceased to be a clearing agency registered under the Exchange Act;

      o the Company notifies the Trustee in writing that it elects to cause the issuance of the Notes in certificated form; or

      o there shall have occurred and be continuing a default or an event of default with respect to the Notes.

      In all cases, certificated Notes delivered in exchange for any global note will be registered in the names, and issued in any approved denominations, required by or on behalf of the depositary.

TRANSFER AND EXCHANGE

      The Company has initially appointed the Trustee as Registrar in New York, New York. The Company reserves the right to vary or terminate the appointment of the Registrar or to appoint additional or other Registrars or to approve any change in the office through which the Registrar acts.

      A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar may require a holder, among other things, to furnish appropriate endorsements and transfer documents and pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to exchange or register the transfer of any Note selected for redemption. Also, the Company is not required to exchange or register the transfer of any Note for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

      The registered holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

      Except as provided in the next succeeding paragraph, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

      Without the consent of each holder affected, an amendment, supplement or waiver may not (with respect to any Notes held by a nonconsenting holder of Notes) (i) reduce the amount of Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes, (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a default in the payment of a Designated Event Payment, or principal of, or interest, Liquidated Damages, if any, or premium, if any, on, any Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration, (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest, Liquidated Damages, if any, or premium, if any, on, the Notes,
(vii) waive a redemption or repurchase payment with respect to any Note, (viii) impair the right to convert the Notes into Common Stock, (ix) modify the conversion or subordination provisions of the Indenture in a manner adverse to the holders of the Notes, (x) at any time after a Designated Event has occurred, change the time at which the related repurchase or redemption offer must be made or at which the Securities must be repurchased or redeemed pursuant to such offer or (xi) make any change in the foregoing amendment and waiver provisions.

      Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of Definitive Notes, to provide for the succession of another Person to the Company and the assumption by such successor to the Company's covenants and obligations under the Indenture, to evidence and provide for the acceptance of the appointment under the Indenture of a Successor Trustee, to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such holder, to make provisions with respect to the conversion rights of holders of Notes in the event of a consolidation, merger, continuation or sale of assets as required by the Indenture, or to comply with requirements of the Commission in order to qualify, or maintain the qualifications of, the Indenture under the Trust Indenture Act.

NOTICES

      Notices to holders of the Notes will be given by mail to the addresses of such holders as they appear in the Register (as defined). Such notices will be deemed to have been given on the date of such mailing or on the date of the first such publication, as the case may be.

GOVERNING LAW

      The Indenture, the Notes and the Registration Agreement are governed by and construed in accordance with the laws of the State of New York, United States of America.

CONCERNING THE TRUSTEE

      The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that, in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder shall have offered to the Trustee security and indemnity reasonably satisfactory to it against any loss, liability or expense.

      The Trustee is also the transfer agent and registrar for the Company's Common Stock.

ADDITIONAL INFORMATION

      Anyone who purchases Notes pursuant to this prospectus may obtain a copy of the Indenture and the Registration Agreement without charge by writing to Benchmark Electronics, Inc., 3000 Technology Drive, Angleton, Texas 77515,
Attention: Corporate Secretary.

CERTAIN DEFINITIONS

      Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      "BUSINESS DAY" means any day that is not a Legal Holiday.

      "CAPITAL STOCK" means any and all shares, interests, participations, rights or other equivalents (however designated) of equity interests in any entity, including, without limitation, corporate stock and partnership interests.

      "DEFAULT" means any event that is or, with the passage of time or the giving of notice or both, would be an Event of Default.

      "DESIGNATED SENIOR DEBT" means (i) any Senior Debt which, as of the date of the Indenture, has an aggregate principal amount outstanding of at least $15 million and (ii) any Senior Debt which, at the date of determination, has an aggregate principal amount outstanding of, or commitments to lend up to, at least $15 million and is specifically designated by the Company in the instrument evidencing or governing such Senior Debt as "Designated Senior Debt" for purposes of the Indenture.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect from time to time.

      "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      "INDEBTEDNESS" means, with respect to any Person, all Obligations, whether or not contingent, of such Person (i)(a) for borrowed money (including, but not limited to, any indebtedness secured by a security interest, mortgage or other lien on the assets of such person which is (1) given to secure all or part of the purchase price of property subject thereto, whether given to the vendor of such property or to another, or (2) existing on property at the time of acquisition thereof), (b) evidenced by a note, debenture, bond or other written instrument, (c) under a lease required to be capitalized on the balance sheet of the lessee under GAAP or under any lease or related document (including a purchase agreement) which provides that such Person is contractually obligated to purchase or to cause a third party to purchase such leased property, (d) in respect of letters of credit, bank guarantees or bankers' acceptances (including reimbursement obligations with respect to any of the foregoing), (e) with respect to Indebtedness secured by a mortgage, pledge, lien, encumbrance, charge or adverse claim affecting title or resulting in an encumbrance to which the property or assets of such Person are subject, whether or not the obligation secured thereby shall have been assumed or Guaranteed by or shall otherwise be such Person's legal liability, (f) in respect of the balance of the deferred and unpaid purchase price of any property or assets and (g) under interest rate or currency swap agreements, cap, floor and collar agreements, spot and forward contracts and similar agreements and arrangements; (ii) with respect to any obligation of others of the type described in the preceding clause (i) or under clause (iii) below assumed by or Guaranteed in any manner by such Person or in effect Guaranteed by such Person through an agreement to purchase (including, without limitation, "take or pay" and similar arrangements), contingent or otherwise (and the Obligations of such Person under any such assumptions, Guarantees or other such arrangements); and (iii) any and all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing.

      "JUNIOR SECURITIES" means securities of the Company as reorganized or readjusted or any other corporation provided for by a plan or reorganization or readjustment the payment of which is subordinate, at least to the extent provided for in the Indenture with respect to the Notes, to the payment in full without diminution or modification by such plan of all Senior Debt.

      "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the State of New York are not required to be open. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period. If any other operative date for purposes of the Indenture shall occur on a Legal Holiday then for all purposes the next succeeding day that is not a Legal Holiday shall be such operative date.

      "MATERIAL SUBSIDIARY" means any Subsidiary of the Company which at the date of determination is a "significant subsidiary" as defined in Rule 1-02(w) of Regulation S-X under the Securities Act and the Exchange Act (as such Regulation is in effect on the date hereof).

      "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages, and other liabilities payable under the documentation governing any Indebtedness.

      "PERSON" means an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

      "REPRESENTATIVE" means the trustee, agent or representative (if any) for an issue of Senior Debt.

      "SENIOR DEBT" means the principal of, premium, if any, interest on and other amounts due on Indebtedness of the Company, whether outstanding on the date of the Indenture or thereafter created (including the Facility), incurred, assumed or guaranteed by the Company (including all deferrals, renewals, extensions, refinancings and refundings of, or amendments, modifications or supplements to, any of the foregoing), unless, in the instrument creating or evidencing such indebtedness or pursuant to which such Indebtedness is outstanding, it is expressly provided that such Indebtedness is not senior in right of payment to the Notes. Senior Debt includes, with respect to the obligations described above, interest accruing, pursuant to the terms of such Senior Debt, on or after the filing of any petition in bankruptcy or for reorganization relating to the Company, whether or not post-filing interest is allowed in such proceeding, at the rate specified in the instrument governing the relevant obligation. Notwithstanding anything to the contrary in the foregoing, Senior Debt shall not include: (i) Indebtedness of or amounts owed by the Company for compensation to employees, or for goods, services or materials purchased in the ordinary course of business; (ii) Indebtedness of the Company to a Subsidiary of the Company other than such Indebtedness that would be subject to a prior claim by the lenders under the Company's existing credit facilities or the Facility; or (iii) any liability for federal, state, local or other taxes owed or owing by the Company.

      "SUBSIDIARY" of a Person means any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the Subsidiaries of that Person or a combination thereof.

      "U.S. GOVERNMENT OBLIGATIONS" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

                         DESCRIPTION OF CAPITAL STOCK

      The following description of the material features of our capital stock is intended as a summary only and is qualified in its entirety by reference to our amended and restated articles of incorporation, a copy of which has been filed as an exhibit to our report on Form 10-K for the year ended December 31, 1999, which is incorporated herein by reference. See "Risk Factors -- Provisions in our charter documents and state law may make it harder for others to obtain control of Benchmark even though some shareholders might consider such a development to be favorable."

COMMON STOCK

      Our amended and restated articles of incorporation authorize us to issue 30,000,000 shares of Common Stock. As of March 31, 2000, 16,277,426 shares of Common Stock were outstanding. In addition, as of March 31, 2000 we had issued and outstanding options to purchase 2,776,395 shares of Common Stock, of which options to purchase 805,405 shares are currently exercisable.

      Each share of Common Stock has an equal and ratable right to receive dividends to be paid from our assets legally available therefor when, as and if declared by the Board of Directors. We have never paid, and do not anticipate that we will pay in the foreseeable future, cash dividends on the Common Stock. In addition, the agreement relating to our credit facility with Chase Bank of Texas, National Association restricts the amount of cash dividends that we may pay on Common Stock. The holders of Common Stock have no preemptive or other rights to subscribe for additional shares of Common Stock or any other securities of Benchmark. Each share of Common Stock entitles the holder thereof to one vote in the election of directors and on all other matters submitted to a vote of our shareholders. The holders of Common Stock have no right to cumulate their votes in the election of directors. In the event of our dissolution or liquidation, the holders of Common Stock will be entitled to share equally and ratably in our assets available for distribution after payments are made to our creditors and the holders of any outstanding shares of preferred stock. The shares of Common Stock offered hereby, when issued, will be fully paid and non-assessable.

      The Common Stock is traded on the New York Stock Exchange under the symbol "BHE." The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank, 88 Pine Street, New York, New York 10005.

PREFERRED STOCK

      Our amended and restated articles of incorporation authorizes us to issue 5,000,000 shares of preferred stock, par value $0.10 per share. We have established and designated a series of our preferred stock known as Series A Cumulative Junior Participating Preferred Stock, par value $0.10 per share, consisting of an aggregate of 30,000 shares. None of this preferred series has been issued.

      In addition, the Board of Directors has the authority, without shareholder approval, to cause the issuance of other preferred stock in one or more series, with such designations, preferences, limitations and rights as the Board of Directors may determine. We have not issued, and have no plans to issue, any shares of preferred stock. If we were to do so, however, the provisions of the preferred stock may include, among others, extraordinary voting, dividend, redemption, conversion or exchange rights.

SHAREHOLDER RIGHTS PLAN

      On December 11, 1998, the Board of Directors adopted a shareholder rights plan. Under this plan, a dividend of one preferred share purchase right (Right) was declared for each outstanding share of Common Stock, payable December 21, 1998 to shareholders of record on that date. Each Right entitles shareholders to buy one one-thousandth of a share of newly created Series A Cumulative Junior Participating Preferred Stock at an exercise price of $155, subject to adjustment in the event a person acquires, or makes a tender or exchange offer for, 15% or more of the outstanding Common Stock. In such event, each Right entitles the holder (other than the person acquiring 15% or more of the outstanding Common Stock) to purchase shares of Common Stock with a market value of twice the Right's exercise price. In addition, if a company acquires us in a merger or other business combination, or if we sell more than 50% of our consolidated assets or earning power, these rights will entitle our shareholders (other than the acquirer) to purchase, for the exercise price, shares of the Common Stock of the acquiring company or its parent having a market value of two times the exercise price. At any time prior to such event, the Board of Directors may redeem the Rights at one cent per Right. The Rights can be transferred only with Common Stock and expire ten years after the date the shareholder rights plan was adopted. The existence of the Rights may, under certain circumstances, render more difficult or discourage attempts to acquire us.

NOTES

      We have $80.2 million in aggregate principal amount of our 6.00% Convertible Subordinated Notes due 2006 (Notes) outstanding. The Notes are convertible into shares of Common Stock at an initial conversion price of $40.20. If all of the Notes were converted into shares of Common Stock at the initial conversion price, 1,995,025 shares of Common Stock would be issued. The Notes were issued pursuant to an Indenture dated August 13, 1999. The Notes are unsecured obligations and are subordinated in right of payment to all our existing and future senior debt to the extent set forth in the Indenture. The Notes are eligible for quotation in The Portal Market. See-"Description of Notes."

STATUTORY BUSINESS COMBINATION PROVISIONS

      Our company is subject to Article 13 of the Texas Business Corporation Act (Article 13) which, with certain exceptions, prohibits a Texas corporation from engaging in a "business combination" (as defined in Article 13) with any shareholder who is a beneficial owner of 20% or more of the corporation's outstanding stock for a period of three years after such shareholder acquires the 20% ownership position, unless: (1) the board of directors of the corporation approves the transaction or the shareholder's acquisition of shares prior to the acquisition or (2) two-thirds of the unaffiliated shareholders of the corporation approve the transaction at a shareholders' meeting. Shares that are issuable, but have not yet been issued, pursuant to options, conversion or exchange rights or other agreements are not considered outstanding for purposes of Article 13.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

      The following is a general discussion of certain U.S. Federal income tax considerations applicable to holders of the Notes. This discussion is based upon the Internal Revenue Code of 1986, as amended (the Code), U.S. Treasury Regulations, Internal Revenue Service (IRS) rulings, and judicial decisions currently in effect, all of which are subject to change (possibly with retroactive effect) or different interpretations. The Company has not obtained, nor does it intend to obtain, a ruling from the IRS with respect to the U.S. Federal income tax consequences of acquiring or holding Notes or Common Stock, and there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein.

      This discussion does not deal with all aspects of U.S. Federal income taxation that may be relevant to holders of the Notes or Common Stock and does not deal with tax consequences arising under the laws of any foreign, state or local jurisdiction or with any estate or gift tax considerations. This discussion is for general information purposes only, and does not purport to address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances (for example, persons subject to the alternative minimum tax or persons who hold the Notes or Common Stock as part of a hedging or conversion transaction or as part of a straddle or persons deemed to sell Notes or Common Stock under the constructive sale provisions of the
Code), or to certain types of holders (such as certain financial institutions, insurance companies, tax-exempt entities or dealers in securities) that may be subject to special rules. This discussion only applies to holders that purchased Notes in the initial offering and that hold the Notes and any Common Stock received upon conversion thereof as capital assets under Section 1221 of the Code, and this discussion assumes that the Notes are properly characterized as debt instruments for U.S. Federal income tax purposes.

      For the purpose of this discussion, a "U.S. Holder" refers to any holder that is (i) a citizen or resident of the United States, (ii) a corporation or other entity treated as a corporation for U.S. Federal income tax purposes created or organized in the Untied States or any state thereof or the District of

Columbia, (iii) an estate of income of which is includible in income for U.S. Federal income tax purposes regardless of its source or (iv) a trust subject to primary supervision by a court in the United States and control by one or more U.S. persons. In the case of a partnership that holds Notes or Common Stock, any partner described in (i) through (iv), above, generally is also a U.S. Holder. A "Non-U.S. Holder" is a holder, generally including any partner in a partnership that holds Notes or Common Stock, that is not a U.S. Holder.

      PROSPECTIVE HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THEIR OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING CONVERSION OF THE NOTES, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON SUCH TAX CONSEQUENCES.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS

INTEREST ON NOTES

      Stated interest on the Notes generally will be taxable to a U.S. Holder as ordinary income at the time that such interest is accrued or received in accordance with the holder's regular method of accounting for tax purposes.

REGISTRATION RIGHTS; LIQUIDATED DAMAGES

      The registration of the Notes pursuant to the Company's obligations under "Description of Notes -- Registration Rights" will not constitute a taxable event for U.S. Federal income tax purposes, will not affect a U.S. Holder's tax basis in the Notes, and a U.S. Holder's holding period for the registered Notes will include the holding period such U.S. Holder had in the Notes before such Notes were registered.

      The Company intends to take the position that the possibility that holders of Notes will be paid Liquidated Damages due to the occurrence of a Registration Default is a remote or incidental contingency as of the issue date of the Notes, within the meaning of Treasury Regulations Sections 1.1275-2(h) and 1.1275-4(a)(5). The Company's determination that the payment of Liquidated Damages is a remote or incidental contingency is binding upon all holders of the Notes, unless a holder properly discloses to the IRS that it is taking a contrary position. Although the matter is not free from doubt, any Liquidated Damages should be taxable to a U.S. Holder as ordinary interest at the time it accrues or is received in accordance with such holder's regular method of tax accounting. It is possible, however, that the IRS might take a different position, in which case U.S. Holders might be required to include such Liquidated Damages in income as it accrues or becomes fixed (regardless of their regular method of accounting). Prospective holders are urged to consult their own tax advisors regarding the foregoing.

ADJUSTMENTS TO CONVERSION PRICE

      The conversion price of the Notes is subject to adjustment under certain circumstances, as described under "Description of Notes -- Conversion." Section 305 of the Code and the Treasury Regulations issued thereunder may treat the holders of the Notes as having received a constructive distribution, resulting in dividend treatment (as described below) to the extent of the Company's current and/or accumulated earnings and profits, if, and to the extent that, certain adjustments in the conversion price (or certain other corporate transactions) increase the proportionate interest of a holder of Notes in the fully diluted Common Stock (particularly an adjustment to reflect a taxable dividend to holders of Common Stock), whether or not such holder ever exercises its conversion privilege. Moreover, if there is not a full adjustment to the conversion ratio of the Notes to reflect a stock dividend or other event increasing the proportionate interest of the holders of outstanding Common Stock in the assets or earnings and profits of the Company, then such increase in the proportionate interest of the holders of the Common Stock generally will be treated as a distribution to such holders, taxable as a dividend (as described below) to the extent of the Company's current and/or accumulated earnings and profits.

SALE, EXCHANGE, REDEMPTION OR RETIREMENT OF NOTES

      In general, a U.S. Holder of Notes will recognize gain or loss upon the sale, exchange, redemption, retirement or other disposition of the Notes (other than a conversion into common stock) measured by the difference between (i) the amount realized (except to the extent attributable to accrued but unpaid interest) and (ii) the U.S. Holder's adjusted tax basis in the Notes. A holder's tax basis in the Notes generally will equal the cost of the Notes to the holder, increased by the amount of any market discount (as discussed below) previously taken into income by the holder or decreased by any bond premium amortized by the holder with respect to the Notes. Any such gain or loss recognized on the sale, exchange, redemption, retirement or other disposition of a Note should be capital gain or loss, and generally will be long-term capital gain or loss if the Note has been held for more than one year at the time of the sale or exchange.

CONVERSIONS OF NOTES INTO COMMON STOCK

      In general, a holder of Notes will not recognize gain or loss on the conversion of the Notes into shares of Common Stock, except upon the receipt of cash in lieu of a fractional share. The holder's tax basis in the shares of Common Stock received upon conversion of the Notes will equal the holder's aggregate basis in the Notes exchanged therefor (less any portion thereof allocable to a fractional share). The holding period of the shares of Common Stock received by the holder upon conversion of Notes generally will include the period during which the holder held the Notes prior to conversion. Cash received in lieu of a fractional share of Common Stock should be treated as a payment in exchange for such fractional share (rather than a dividend). Gain or loss recognized on the receipt of cash paid in lieu of a fractional share generally will equal the difference between the amount of cash received and the tax basis allocable to the fractional share. Any such gain or loss should be capital gain or loss, and generally will be long-term capital gain or loss if the Notes were held for more than one year at the time of conversion.

MARKET DISCOUNT

      The tax treatment of U.S. Holders with respect to the Notes may be altered if the Notes are purchased at a "market discount". Market discount on a Note will generally equal the amount, if any, by which the principal amount of the Note exceeds the holder's initial tax basis in the Note (generally the Note's acquisition price). Subject to a de minimis exception, a U.S. Holder of a Note acquired at a market discount is generally required to treat as ordinary income any gain recognized on the disposition of such Note to the extent of the "accrued market discount" at the time of disposition. Market discount on a Note will be treated as accruing on a straight-line basis over the term of such Note or, at the election of the holder, under a constant-yield method. A U.S. Holder of a Note acquired at a market discount may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the Note until the Note is disposed of in a taxable transaction, unless the holder elects to include market discount in income as it accrues. If a Note with accrued market discount is converted into Common Stock, the amount of such accrued market discount at the time of conversion generally will be taxable to the U.S. Holder as ordinary income upon disposition of the Common Stock.

AMORTIZABLE PREMIUM

      A U.S. Holder that purchases a Note at a premium over its stated principal amount generally may elect to amortize such premium (Section 171 premium) from the purchase date to the Note's maturity date under a constant-yield method that reflects semiannual compounding based on the Note's payment period. Section 171 premium, however, will not include any premium attributable to a Note's conversion feature. The premium attributable to the conversion feature is the excess, if any, of the Note's purchase price over what the Note's fair market value would be if there were no conversion feature. Amortized Section 171 premium is treated as an offset to interest income on a Note and not as a separate deduction. In general, a U.S. Holder's tax basis in the Notes will be reduced by the amount of any bond premium as it is amortized or used to offset interest income. Such amortization will cease upon conversion of the Notes into Common Stock.

THE COMMON STOCK

      Distributions, if any, paid or deemed paid on the Common Stock after a conversion (or deemed distributions on the Notes as described above under "-- Adjustments to Conversion Price"), to the extent made from current and/or accumulated earnings and profits of the Company, as determined for U.S. Federal income tax purposes, will be included in a U.S. Holder's income as ordinary income (subject to a possible dividends received deduction in the case of corporate U.S. Holders) as they are paid. To the extent any distributions or deemed distributions exceed the Company's current and accumulated earnings and profits, such distributions will be treated as a nontaxable return of capital, reducing the holder's basis in the Common Stock (or Notes). Any such distribution in excess of the U.S. Holder's basis in the Common Stock (or Notes) will be treated as capital gain.

      Gain or loss realized on the sale or exchange of Common Stock will equal the difference between (i) the amount realized on such sale or exchange and (ii) the holders' adjusted tax basis in such Common Stock. Subject to the market discount rules discussed above, such gain or loss will generally be long-term capital gain or loss if the holder has held or is deemed to have held (E.G., by reason of ownership of the Notes) the Common Stock for more than one year.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

INTEREST ON NOTES

      Generally, stated interest (including any Liquidated Damages) paid on the Notes to a Non-U.S. Holder will not be subject to U.S. Federal income tax if:
(i) such interest is not effectively connected with the conduct of a trade or business within the United States by such Non-U.S. Holder, (ii) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all classes of stock of the Company entitled to vote, (iii) the Non-U.S. Holder is not a "controlled foreign corporation" with respect to which the Company is a "related person" within the meaning of the Code, (iv) the beneficial owner of the Notes is not a bank whose receipt of interest on a Note is described in Section 881(c)(3)(A) of the Code, and (v) the beneficial owner of the Note, under penalty of perjury, certifies to the payor that the owner is not a U.S. person and such certificate provides the owner's name and address. If certain requirements are satisfied, the certification described above may be provided by a securities clearing organization, a bank, or other financial institution that holds customers' securities in the ordinary course of its trade or business. For purposes of the 10% ownership test in (ii), above, a Non-U.S. Holder of Notes is deemed to own constructively the Common Stock into which such Notes are convertible.

      A Non-U.S. Holder that is not exempt from tax under these rules generally will be subject to U.S. Federal income tax withholding at a rate of 30% unless
(i) the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to U.S. Federal income tax on a net income basis as applicable to U.S. Holders generally (unless an applicable tax treaty provides otherwise), or (ii) an applicable income tax treaty provides for a lower rate of, or exemption from, withholding tax. In the case of a Non-U.S. Holder that is a corporation and that receives interest that is effectively connected with a U.S. trade or business, such income may also be subject to the branch profits tax (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to a U.S. trade or business) at a 30% rate. The branch profits tax may not apply (or may apply at a reduced rate) if a recipient is a qualified resident of a country with which the United States has an income tax treaty.

      To claim the benefit of a tax treaty or to claim exemption from withholding because interest received is effectively connected with a U.S. trade or business, the Non-U.S. Holder must provide the appropriate, properly executed IRS form (generally a Form 1001, Form 4224 or Form W-8) prior to the payment of interest. These forms must be periodically updated. Also, under recently finalized U.S. Treasury regulations, a Non-U.S. Holder who is claiming the benefits of a treaty may be required to obtain a U.S. taxpayer identification number and to provide certain documentary evidence issued by foreign governmental authorities to prove residence in the foreign country. Certain special procedures are provided in the new regulations for payments through qualified intermediaries.

SALE, EXCHANGE OR REDEMPTION OF NOTES OR SHARES OF COMMON STOCK

      A Non-U.S. Holder generally will not be subject to U.S. Federal income tax on gain recognized upon the sale or other disposition of Notes or shares of Common Stock received in exchange therefor unless (i) the gain is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder (unless an applicable tax treaty provides otherwise) or (ii) in the case of a Non-U.S. Holder who is a nonresident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year. However, if the Company were to become a "United States real property holding corporation" as defined in the Code, a Non-U.S. Holder may be subject to U.S. Federal income tax with respect to gain realized on the disposition of Notes or shares of Common Stock as if such gain were effectively connected with a U.S. trade or business of the holder, subject to certain significant exceptions. The Company is not now a "United States real property holding corporation" and does not anticipate that it will become one.

CONVERSION OF NOTES

      A Non-U.S. Holder generally will not be subject to U.S. Federal income tax on the conversion of a Note into shares of Common Stock. However, to the extent a Non-U.S. Holder receives cash in lieu of a fractional share upon conversion, any gain upon the receipt of cash would be subject to the rules described above regarding the sale or exchange of Common Shares.

DIVIDENDS ON SHARES OF COMMON STOCK

      Generally, any distribution paid, or deemed paid, on shares of Common Stock (including a deemed distribution on the Notes described above under "Certain Federal Income Tax Consequences Applicable to U.S. Holders -- Adjustments to Conversion Price") to a Non-U.S. Holder will be subject to U.S. Federal income tax withholding at a rate of 30% unless (i) the dividend is effectively connected with the conduct of a trade or business within the United States by the Non-U.S. Holder, in which case the dividend will be subject to the U.S. Federal income tax on net income basis that applies to U.S. Holders generally (as described above) and, with respect to corporate Non-U.S. Holders under certain circumstances, the branch profits tax, or (ii) an applicable income tax treaty provides for a lower rate of withholding tax. A Non-U.S. Holder may be required to satisfy certain certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

INFORMATION REPORTING AND BACKUP WITHHOLDING

U.S. HOLDERS

      Information reporting and backup withholding may apply to payments of principal, interest, premium or dividends on or the proceeds from the sale or other disposition of the Notes or Common Stock with respect to certain noncorporate U.S. Holders. Such U.S. Holders generally will be subject to backup withholding at a rate of 31% unless the U.S. Holder provides its correct taxpayer identification number and certain other information, certified under penalties of perjury, to the payor, or otherwise establishes an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. Holder's Federal income tax liability, provided the proper information is provided to the IRS.

NON-U.S. HOLDERS

      Generally, information reporting will apply to payments of interest and/or premium (if any) on the Notes or dividends on the Common Stock, and backup withholding at a rate of 31% may apply unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. In addition, information reporting and backup withholding will apply to payments of principal on the Notes unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

      The payment of the proceeds of the disposition of Notes or Common Stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its Non-U.S. Holder status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a Non-U.S. Holder of Notes or Common Stock to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person, 50% or more of whose gross income from all sources for certain periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence in its files as to the Non-U.S. Holder's foreign status and has no actual knowledge to the contrary.

NEW WITHHOLDING REGULATIONS

      The recently finalized withholding regulations referred to above (the New Regulations) make certain modifications to the withholding and information reporting rules described above. The New Regulations attempt to unify certification requirements and modify reliance standards. The New Regulations will generally be effective for payments made after December 31, 2000, subject to certain transition rules. Prospective holders are urged to consult their own tax advisors regarding the New Regulations.

      THE PRECEDING DISCUSSION OF CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX

ADVICE. ACCORDINGLY, EACH PROSPECTIVE HOLDER SHOULD CONSULT ITS OWN TAX ADVISER AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF OR CONVERTING THE NOTES AND THE COMMON STOCK OF THE COMPANY, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.

                                 LEGAL MATTERS

      The validity of the Notes and the shares of Common Stock issuable upon the conversion thereof are being passed upon for us by Bracewell & Patterson, L.L.P., Houston, Texas.

                                    EXPERTS

      The consolidated financial statements of Benchmark Electronics, Inc. and subsidiaries as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The combined financial statements of AVEX Electronics, Inc., its subsidiaries, and certain related companies as of December 31, 1998 and 1997 and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The following table sets forth the expenses to be incurred by Benchmark Electronics, Inc. in connection with the issuance and distribution of the common stock being registered. All amounts except the registration fee are estimated.

Registration Fee.................................. $22,965
Legal Fees and Expenses........................... $25,000
Accounting Fees................................... $10,000
Printing Fees..................................... $10,000
Miscellaneous..................................... $ 5,000
                                                   -------
                                                   $72,965
                                                   =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      TEXAS BUSINESS CORPORATION ACT

      Article 2.02-1.B of the Texas Business Corporation Act, as amended (the "TBCA"), grants to a corporation the power to indemnify a person who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director of the corporation against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses actually incurred in connection therewith, only if it is determined that the person (1) conducted himself in good faith; (2) reasonably believed that (a) in the case of conduct in his official capacity as a director of the corporation, his conduct was in the corporation's best interests, and (b) in all other cases, his conduct was at least not opposed to the corporation's best interests; and
(3) in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. Article 2.02-1.C limits the allowable indemnification by providing that, except to the extent permitted by Article 2.02-1.E, a director may not be indemnified in respect of a proceeding in which the person was found liable (1) on the basis that he improperly received a personal benefit, whether or not the benefit resulted from an action taken in his official capacity, or (2) to the corporation. Article 2.02-1.E provides that if a director is found liable to the corporation or is found liable on the basis that he received a personal benefit, the permissible indemnification (1) is limited to reasonable expenses actually incurred by the person in connection with the proceeding, and (2) shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. Finally, Article 2.02-1.H provides that a corporation shall indemnify a director against reasonable expenses incurred by him in connection with a proceeding in which he is a named defendant or respondent because he is or was a director if he has been wholly successful, on the merits or otherwise, in defense of the proceeding.

      With respect to the officers of a corporation, Article 2.02-1.O of the TBCA provides that a corporation may indemnify and advance expenses to an officer of the corporation to the same extent that it may indemnify and advance expenses to directors under Article 2.02-1. Further, Article 2.02-1.O provides that an officer of a corporation shall be indemnified as, and to the same extent, provided by Article 2.02-1.H for a director.

      AMENDED AND RESTATED BYLAWS

      The Amended and Restated Bylaws of the Company make mandatory the indemnification of and advancement of expenses to its directors who become involved in indemnifiable legal proceedings, subject to their compliance with certain requirements imposed by Texas law.

      INDEMNITY AGREEMENTS

      The Company has entered into Indemnity Agreements with its directors and officers pursuant to which the Company generally is obligated to indemnify its directors and officers to the full extent permitted by Texas law.

      REGISTRATION RIGHTS AGREEMENT

      The Registration Agreement pursuant to which the Notes have been included in this registration statement provides for the indemnification of the officers and directors of the Company by the holders of the Notes under certain circumstances.

ITEM 16.  EXHIBITS.

EXHIBIT

NUMBER      DESCRIPTION OF EXHIBIT

2(1) Amended and Restated Stock Purchase Agreement dated as of August 12, 1999 by and between Benchmark Electronics, Inc. and J.M. Huber Corporation.

4.1(2)      Restated Articles of Incorporation of the Company.

4.2(3)      Amended and Restated Bylaws of the Company.

4.3(4) Amendment to Amended and Restated Articles of Incorporation of the Company adopted by the shareholders of the Company on May 20, 1997.

4.4(5) Statement of Resolution Establishing Series A Cumulative Junior Participating Preferred Stock of Benchmark Electronics, Inc.

4.5(6) Indenture dated as of August 13, 1999 by and between Benchmark Electronics, Inc. and Harris Trust Company of New York, as trustee.

5(8) Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being offered.

12(7)       Statement regarding Computation of Ratios.

23.1(8) Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 thereto).

23.2(9)     Consent of KPMG LLP.

24(8)       Powers of Attorney

------------------

(1) Incorporated by reference from Exhibit 2 to Benchmark Electronics, Inc.'s Form 8-K dated August 24, 1999 (File No. 001-10560).

(2) Incorporated herein by reference to Exhibit 3.1 to Benchmark Electronics, Inc.'s Registration Statement on Form S-1 (Registration No. 33-46316).

(3) Incorporated herein by reference to Exhibit 3.2 of Benchmark Electronics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-10560).

(4) Incorporated herein by reference to Exhibit 3.3 of Benchmark Electronics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-10560).

(5) Incorporated by reference to Exhibit B of the Rights Agreement dated December 11, 1998 between the Company and Harris Trust Savings Bank, as Rights Agent, included as Exhibit 1 to Benchmark Electronics, Inc.'s Form 8A12B filed December 11, 1998.

(6) Incorporated by reference to Exhibit 99.3 to Benchmark Electronics, Inc.'s Form 8-K dated August 24, 1999 (File No. 001-10560).

(7) Incorporated by reference to Exhibit 12 of Benchmark Electronics, Inc's Annual Report on Form 10-K for the year ended December 31, 1999 (File No. 001-10560).

(8)   Previously filed.

(9)   Filed herewith.


ITEM 17.  UNDERTAKINGS.

      (a)   The undersigned registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post- effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in value of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial BONA FIDE offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement or amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Angleton, State of Texas, on April 17, 2000.

                                          BENCHMARK ELECTRONICS, INC.

                                          By:   /S/  DONALD E. NIGBOR
                                                     Donald E. Nigbor
                                                     President

                                INDEX TO EXHIBITS

         EXHIBIT
         NUMBER         DESCRIPTION OF EXHIBIT

         2(1) Amended and Restated Stock Purchase Agreement dated as of August 12, 1999 by and between Benchmark Electronics, Inc. and J.M. Huber Corporation.

         4.1(2)         Restated Articles of Incorporation of the Company.

         4.2(3)         Amended and Restated Bylaws of the Company.

         4.3(4) Amendment to Amended and Restated Articles of Incorporation of the Company adopted by the shareholders of the Company on May 20, 1997.

         4.4(5) Statement of Resolution Establishing Series A Cumulative Junior Participating Preferred Stock of Benchmark Electronics, Inc.

         4.5(6) Indenture dated as of August 13, 1999 by and between Benchmark Electronics, Inc. and Harris Trust Company of New York.

         5(8) Opinion of Bracewell & Patterson, L.L.P. as to the legality of the securities being offered.

         12(7)          Statement regarding Computation of Ratios.

         23.1(8) Consent of Bracewell & Patterson, L.L.P. (included in its opinion filed as Exhibit 5 thereto).

         23.2(9)        Consent of KPMG LLP.

         24(8)          Powers of Attorney

------------------

(1) Incorporated by reference from Exhibit 2 to Benchmark Electronics, Inc.'s Form 8-K dated August 24, 1999 (File No. 001-10560).

(2) Incorporated herein by reference to Exhibit 3.1 to Benchmark Electronics, Inc.'s Registration Statement on Form S-1 (Registration No. 33-46316).

(3) Incorporated herein by reference to Exhibit 3.2 of Benchmark Electronics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-10560).

(4) Incorporated herein by reference to Exhibit 3.3 of Benchmark Electronics, Inc.'s Annual Report on Form 10-K for the year ended December 31, 1998 (File No. 001-10560).

(5) Incorporated by reference to Exhibit B of the Rights Agreement dated December 11, 1998 between the Company and Harris Trust Savings Bank, as Rights Agent, included as Exhibit 1 to Benchmark Electronics, Inc.'s Form 8A12B filed December 11, 1998.

(6) Incorporated by reference to Exhibit 99.3 to Benchmark Electronics, Inc.'s Form 8-K dated as of August 24, 1999 (File No. 001-10560).

(7) Incorporated by reference to Exhibit 12 of Benchmark Electronics, Inc's Annual Report on

      Form 10-K for the year ended December 31, 1999 (File No. 001-10560).

(8)   Previously filed.

(9)   Filed herewith.

                                     II-7